Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AYTU BIOSCIENCE INC.,

AYTU ACQUISITION SUB, INC.

and

INNOVUS PHARMACEUTICALS, INC.

Dated as of September 12, 2019

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), is entered into as of September 12, 2019, by and among Innovus Pharmaceuticals, Inc., a Nevada corporation (the "Target"), Aytu Bioscience Inc., a Delaware corporation ("Aytu"), and Aytu Acquisition Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Aytu ("Merger Sub"). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, Aytu and the Target entered into a Mutual Confidentiality and Standstill Agreement on August 2, 2019 (the “Confidentiality Agreement”) and a Promissory Note on August 8, 2019 in the amount of $1,000,000 (the “Promissory Note”);

WHEREAS, the parties intend that Merger Sub be merged with and into the Target, with the Target surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Target (the "Target Board") has unanimously: (a) determined that it is in the best interests of the Target and the holders of shares of the Target's common stock, par value $0.001 per share (the "Target Common Stock"), and declared it advisable, to enter into this Agreement with Aytu and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of the Target; in each case, in accordance with the Delaware General Corporation Law (the "DGCL") and the Nevada Revised Statutes (the “NRS”);

WHEREAS, the respective Boards of Directors of Aytu (the "Aytu Board") and Merger Sub (the "Merger Sub Board") have each unanimously: (a) determined that it is in the best interests of Aytu or Merger Sub, as applicable, and their respective stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with their relevant corporation law (DGCL or NRS);

WHEREAS, the Aytu Board has resolved to recommend that the holders of shares of Aytu's common stock, par value $.0001 per share (the "Aytu Common Stock") approve the issuance of shares of Aytu Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the "Aytu Stock Issuance");

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code;.

WHEREAS, certain Aytu and Target stockholders together holding approximately 35% and 17%, respectively, of the outstanding voting shares of such companies have entered into voting agreements providing for their agreement to vote in favor of the Merger, among other things; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
The Merger

Section 1.01     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into the Target (the "Merger"); (b) the separate corporate existence of Merger Sub will cease; and (c) the Target will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Aytu (sometimes referred to herein as the "Surviving Corporation").

Section 1.02     Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the "Closing") will take place at 9:00 AM, Salt Lake City time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Dorsey & Whitney LLP at 111 South Main Street, Salt Lake City, Utah 84111 unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the "Closing Date."

Section 1.03     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Target, Aytu, and Merger Sub will cause a certificate of merger or articles of merger, as applicable, (collectively, the "Certificate of Merger") to be executed, acknowledged, and filed with the Secretary of State of the States of Delaware and Nevada in accordance with the relevant provisions of the DGCL and the NRS and shall make all other filings or recordings required under the DGCL and the NRS, as applicable. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the States of Delaware and Nevada or at such later date or time as may be agreed by the Target and Aytu in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the "Effective Time").

Section 1.04     Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Target and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05     Certificate of Incorporation; By-Laws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Surviving Corporation's name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law.

Section 1.06     Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
Effect of the Merger on Capital Stock; Exchange of certificates

Section 2.01     Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Aytu, Merger Sub, or the Target or the holder of any capital stock of Aytu, Merger Sub, or the Target:

(a)     Cancellation of Certain Target Common Stock. Each share of Target Common Stock that is owned by Aytu or the Target (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)     Conversion of Target Common Stock. Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) will be converted into the right to receive: (i) one non-transferable CVR having the rights set forth in the Contingent Value Rights Agreement, plus the number of shares of AYTU Common Stock equal to the Exchange Ratio (as calculated in Section 2.01(b)(i) below) (together, the "Merger Consideration"); (ii) any cash in lieu of fractional shares of Aytu Common Stock payable pursuant to Section 2.01(f); and (iii) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Target Common Stock in accordance with Section 2.02(g).

(i)     The “Exchange Ratio” shall be determined as of the date of Closing by dividing (X) the number of shares of Aytu Common Stock determined by dividing the Consideration Value (as calculated below) by $1.69 by (Y) the number of outstanding Target Common Shares.

(ii)     Subject to the below adjustments, the starting “Consideration Value” is $8,000,000, less the amount due under the Promissory Note and other outstanding indebtedness owed Aytu as of the Effective Time. The Consideration Value will then be reduced as follows:

(A)     The Consideration Value will be reduced by (i) an amount equal to the aggregate of the following (but only to the extent such aggregate amount exceeds $1.3 million): (i) the total value of Aytu preferred stock issued to holders of the Terminated Warrants pursuant to Section 2.01(d) below in connection with the Warrant Offer (valued on the basis set forth in such clause) plus (ii) the Black-Scholes Value of all other warrants containing Cash Out Rights (as defined in Section 2.01(d) below). “Black-Scholes Value” means value based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of this Agreement for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the transactions contemplated by this Agreement and the Effective Time, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the Trading Day immediately following the public announcement of the transactions contemplated by this Agreement, (C) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered at Closing.

(B)     Notwithstanding the above, to the extent the GAAP total liabilities balance of Target as of the end of the last completed calendar month prior to Closing (the “Closing Liability Balance”), exclusive of (a) the Promissory Note and any additional notes provided by Aytu, and exclusive of (b) the Interim Operating Loss (the “Adjusted Closing Liability Balance”), is greater than the June 30 Total Liability Balance, then the Consideration Value will be reduced by the amount by which the Adjusted Closing Liability Balance exceeds the June 30 Total Liability Balance. There will be no adjustment in the event the Adjusted Closing Liability Balance is less than the June 30 Total Liability Balance. All assumptions, estimates and other management judgments necessary to account for the Closing Liability Balance will both be in accordance with GAAP and will adhere to methodologies, policies and procedures as existed at June 30, 2019. See Exhibit H for example calculations.

(C)     Notwithstanding the above, to the extent that Target’s net working capital deficit according to GAAP as of the end of the last completed calendar month prior to Closing (the “Closing Net Working Capital Deficit”), exclusive of (a) the Promissory Note and any additional notes provided by Aytu and exclusive of (b) the Interim Operating Loss (the “Adjusted Net Working Capital Deficit”) than the June 30 Net Working Capital Deficit, then the value of the Consideration Value will be reduced by the amount by which the Adjusted Net Working Capital Balance is lower (more negative) than the June 30 Net Working Capital Balance. There will be no adjustment in the event the Adjusted Net Working Capital Deficit is higher (less negative) than the June 30 Net Working Capital Balance. See Exhibit I for example calculations.

(D)     Notwithstanding the above, any unrecorded liabilities that arise over the subsequent 90 days pertaining to the period prior to the Effective Time will further adjust the (a) “Adjusted Net Working Capital Deficit” and (b) Total Liabilities as of the Closing for purposes of applying the above.

(iii)     Target will provide access to all books and records in advance of the Closing Date such that there is sufficient time to allow Aytu review of the books and records necessary to evaluate the aforementioned adjustments to the (i) Adjusted Closing Liability Balance and (ii) Adjusted Net Working Capital Balance. Further, if such balances cannot be determined consistent with GAAP at the time of the Closing due to the fact that the financial accounts for the last completed calendar month have not yet been finalized (and Aytu and Target cannot agree on serviceable estimates for such balances), then, notwithstanding anything else in this Agreement to the contrary, the Closing shall be postponed until such accounts have been finalized; provided, however, that if by postponing the Closing, the effect would be that the Merger would not be consummated on or before the End Date, then the End Date will be extended until the date of such postponed Closing.

(c)     Cancellation of Shares. At the Effective Time, all shares of Target Common Stock will no longer be outstanding and all shares of Target Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Target Common Stock (each, a "Certificate"); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Target Common Stock (each, a "Book-Entry Share") will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Aytu Common Stock payable pursuant to Section 2.01(f), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Target Common Stock in accordance with Section 2.02(g).

(d)     Treatment of Warrants and other Target Securities. All warrants and other Target Securities convertible into or exercisable for Target Common Stock will be treated in the Merger in accordance with their terms and provisions. In addition, prior to the Effective Time, Aytu intends to make an offer (the “Warrant Offer”) to certain holders of Target’s warrants, including those that contain a right to receive a cash payment in connection with the Merger (the “Cash Out Right”). Such Warrant Offer will provide for the exchange of such warrants for shares of preferred stock of Aytu. The Aytu shares to be issued to them will be valued at the greater of (i) the last reported sale price of Aytu Common Stock on the Nasdaq Capital Market ("Nasdaq") on the last complete trading day prior to the date of the Effective Time or (ii) $1.69 per share. The warrants of those holders who accept the Warrant Offer will be terminated at the Effective Time (the “Terminated Warrants”).

(e)     Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f)     Fractional Shares. No certificates or scrip representing fractional shares of Aytu Common Stock shall be issued upon the conversion of Target Common Stock pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Aytu Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Aytu Common Stock (after taking into account all shares of Target Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder's Certificates and Book-Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Aytu Common Stock on Nasdaq on the last complete trading day prior to the date of the Effective Time.

Section 2.02     Exchange Procedures.

(a)     Exchange Agent; Exchange Fund. Prior to the Effective Time, Aytu shall appoint an exchange agent (the "Exchange Agent") to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Aytu shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Aytu Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Aytu Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(f). In addition, Aytu shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Target Common Shares may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Aytu Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Target Common Shares in exchange for such Aytu Common Stock. Such cash and shares of Aytu Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the "Exchange Fund."

(b)     Procedures for Surrender; No Interest. Promptly after the Effective Time, Aytu shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Target Common Stock at the Effective Time, whose Target Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Aytu and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Target Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Target Common Stock have been converted pursuant to Section 2.01(b) in respect of the Target Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(f), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an "agent's message" by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)     Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)     Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Target Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE II.

(e)     Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Target Common Stock six months after the Effective Time shall be returned to Aytu, upon demand, and any such holder who has not exchanged shares of Target Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Aytu (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, none of Aytu, Merger Sub, Target or the Exchange Agent shall be liable to any holder of shares of Target Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Target Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Aytu free and clear of any claims or interest of any Person previously entitled thereto.

(f)     Distributions with Respect to Unsurrendered Shares of Target Common Stock. All shares of Aytu Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Aytu in respect of the Aytu Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Aytu Common Stock shall be paid to any holder of any Unsurrendered Target Common Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.06) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Aytu Common Stock issued in exchange for Target Common Shares in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Aytu Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Aytu Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03     Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, and subject to NRS 92A.300 through 92A.500 (the “Dissenting Statute”), shares of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.01(a)) and held by a holder who has not voted in favor of the Merger or consented thereto in writing, and who is entitled to demand and has properly exercised dissenters rights of such shares in accordance with the Dissenting Statute (such shares of Target Common Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration as provided in Section 2.01(b), but instead shall be entitled to only such rights as are granted by the Dissenting Statute; provided, however, if such holder fails to perfect, or otherwise waives, withdraws, or loses such holder’s right to dissent pursuant to the Dissenting Statute or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenting Statute, such shares of Target Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Target shall promptly provide Aytu with written notice of any demands received by the Target for appraisal of shares of Target Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to Target prior to the Effective Time that relates to such demand, and Aytu shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Aytu, the Target shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.04     Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Target or the Aytu Common Stock shall occur (other than the issuance of additional shares of capital stock of the Target or Aytu as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Aytu or the Target to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.05     Withholding Rights. Each of the Exchange Agent, Aytu, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Aytu, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Aytu, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.06     Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Aytu, the posting by such Person of a bond, in such reasonable amount as Aytu may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Target Common Stock formerly represented by such Certificate as contemplated under this ARTICLE II.

Section 2.07     Treatment of Stock Options and Other Stock-Based Compensation.

(a)     Target Stock Options. As of the Effective Time, each unvested option to acquire shares of Target Common Stock (each, an "Unvested Target Stock Option") that is outstanding under any Target Stock Plan immediately prior to the Effective Time shall be terminated as of the Effective Time. Each vested and unexercised option to acquire shares of Target Common Stock (each, a “Vested Target Stock Option” and, together with the Unvested Target Stock Options, the “Target Stock Options”) that is outstanding under any Target Stock Plan immediately prior to the Effective Time must be exercised as of the Effective Time. Any Vested Target Stock Options that are not exercised as of the Effective Time shall be cancelled as of the Effective Time.

(b)     Target Restricted Stock Units. The Target shall take all requisite action so that, at the Effective Time, each share of Target Common Stock subject to vesting, repurchase, or other lapse of restrictions (a "Target Restricted Share") that is outstanding under any Target Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be vested and settled by Target in accordance with the Target Stock Plans.

(c)     Resolutions and Other Target Actions. At or prior to the Effective Time, the Target, the Target Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs Section 2.07(a) and Section 2.07(b) of this Section 2.07.

Section 2.08     Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE III
Representations and Warranties of the Target

Except: (a) as disclosed in the Target SEC Documents at least three Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk," and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Target Disclosure Letter that relates to such Section or in another Section of the Target Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Target hereby represents and warrants to Aytu and Merger Sub as follows:

Section 3.01     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)     Organization; Standing and Power. The Target and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Target and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(b)     Charter Documents. The copies of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Target as most recently filed with the Target SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Target has delivered or made available to Aytu a true and correct copy of the Charter Documents of each of the Target's Subsidiaries. Neither the Target nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)     Subsidiaries. Section 3.01(c)(i) of the Target Disclosure Letter lists each of the Subsidiaries of the Target as of the date hereof and its place of organization. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Target that is owned directly or indirectly by the Target have been validly issued, were issued free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (A) imposed by applicable securities Laws; or (B) arising pursuant to the Charter Documents of any wholly-owned Subsidiary of the Target. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Target does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 3.02     Capital Structure.

(a)     Capital Stock. The authorized capital stock of the Target consists of: (i) 292,500,000 shares of Target Common Stock; and (ii) 7,500,000 shares of preferred stock, par value $0.001 per share, of the Target (the "Target Preferred Stock"). As of the date of this Agreement: (A) 2,612,379 shares of Target Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Target Common Stock were issued and held by the Target in its treasury; and (C) no shares of Target Preferred Stock were issued and outstanding or held by the Target in its treasury. All of the outstanding shares of capital stock of the Target are, and all shares of capital stock of the Target which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Target owns any shares of Target Common Stock.

(b)     Stock Awards.

(i)     As of the date of this Agreement, an aggregate of 611,395 shares of Target Common Stock were reserved for issuance pursuant to Target Equity Awards not yet granted under the Target Stock Plans. As of the date of this Agreement, 3,631 shares of Target Common Stock were reserved for issuance pursuant to outstanding Target Stock Options and 206,538 shares of Target Common Stock were reserved for issuance pursuant to outstanding Target Restricted Stock Units. Section 3.02(b)(i) of the Target Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Target Equity Award granted under the Target Stock Plans and: (A) the name of the holder of such Target Equity Award; (B) the number of shares of Target Common Stock subject to such outstanding Target Equity Award; (C) if applicable, the exercise price, purchase price, or similar pricing of such Target Equity Award; (D) the date on which such Target Equity Award was granted or issued; (E) the applicable vesting, repurchase, or other lapse of restrictions schedule, and the extent to which such Target Equity Award is vested and exercisable as of the date hereof; and (F) with respect to Target Stock Options, the date on which such Target Stock Option expires. All shares of Target Common Stock subject to issuance under the Target Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)      Except for the Target Stock Plans and as set forth in Section 3.02(b)(ii) of the Target Disclosure Letter, there are no Contracts to which the Target is a party obligating the Target to accelerate the vesting of any Target Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). Other than the Target Equity Awards, as of the date hereof, there are no outstanding: (A) securities of the Target or any of its Subsidiaries convertible into or exchangeable for Voting Debt or shares of capital stock of the Target; (B) options, warrants, or other agreements or commitments to acquire from the Target or any of its Subsidiaries, or obligations of the Target or any of its Subsidiaries to issue, any Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Target; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Target, in each case that have been issued by the Target or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Target, being referred to collectively as "Target Securities"). All outstanding shares of Target Common Stock, all outstanding Target Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Target, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)     There are no outstanding Contracts requiring the Target or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Target Securities or Target Subsidiary Securities. Neither the Target nor any of its Subsidiaries is a party to any voting agreement with respect to any Target Securities or Target Subsidiary Securities.

(c)     Warrants. Section 3.02(c) of the Target Disclosure Letter sets forth as of the date of this Agreement a list of each outstanding Warrant, Warrant agreement and related documentation including: (A) the name of the holder of such Warrant; (B) the number of shares of Target Common Stock or Target Preferred Stock, as applicable, subject to such outstanding Warrant; (C) the exercise price or similar pricing of such Warrant; (D) the date on which such Warrant was issued; and (E) the date on which such Warrant expires. Except as set forth in Section 3.02(c) of the Target Disclosure Letter, there are no outstanding warrants, rights or agreements, orally or in writing, to purchase or acquire from the Target any shares of Target Common Stock or Target Preferred Stock, or any securities convertible into or exchangeable for shares of Target Common Stock or Target Preferred Stock. Except as set forth in Section 3.02(c) of the Target Disclosure Letter, none of the Warrants, Warrant agreements or related documentation provide for cash-out right or other special rights in connection with the Merger. Full and complete copies of the Warrants themselves and associated Warrant agreements and related documentation for each of the Warrants referenced in Section 3.02(c) of the Target Disclosure Letter have been provided to Buyer.  Such documentation remains in effect in accordance with its terms.

(d)     Voting Debt. No bonds, debentures, notes, or other indebtedness issued by the Target or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of the Target or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Target or any of its Subsidiaries, are issued or outstanding (collectively, "Voting Debt").

(e)     Target Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of the Target or any of its Subsidiaries convertible into or exchangeable for Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of the Target; (ii) options, warrants, or other agreements or commitments to acquire from the Target or any of its Subsidiaries, or obligations of the Target or any of its Subsidiaries to issue, any Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of the Target; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Target, in each case that have been issued by a Subsidiary of the Target (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Target Subsidiary Securities").

Section 3.03     Authority; Non-Contravention; Governmental Consents; Board Approval; Anti-Takeover Statutes.

(a)     Authority. The Target has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Target Common Stock (the "Requisite Target Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Target and the consummation by the Target of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Target and no other corporate proceedings on the part of the Target are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Target Vote. The Requisite Target Vote is the only vote or consent of the holders of any class or series of the Target's capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Target and, assuming due execution and delivery by Aytu and Merger Sub, constitutes the legal, valid, and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b)     Non-Contravention. The execution, delivery, and performance of this Agreement by the Target, and the consummation by the Target of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Target Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Target or any of its Subsidiaries; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 3.03(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Target Vote, conflict with or violate any Law applicable to the Target, any of its Subsidiaries, or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Target's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Target or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Target or any of its Subsidiaries.

(c)     Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a "Consent"), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a "Governmental Entity") is required to be obtained or made by the Target in connection with the execution, delivery, and performance by the Target of this Agreement or the consummation by the Target of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the States of Delaware and Nevada; (ii) the filing with the Securities and Exchange Commission ("SEC") of (A) the Joint Proxy Statement in definitive form in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the Form S-4, and the declaration of its effectiveness under the Securities Act of 1933, as amended (the "Securities Act"), and (C) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (B) any other Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition ("Foreign Antitrust Laws" and, together with the HSR Act, the "Antitrust Laws"), in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq and the OTC; (v) the other Consents of Governmental Entities listed in Section 3.03(c) of the Target Disclosure Letter (the "Other Governmental Approvals"); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(d)     Board Approval. The Target Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Target duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Target and the Target's stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Target's stockholders for adoption at the Target Stockholders Meeting; and (iv) resolved to recommend that Target stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (collectively, the "Target Board Recommendation").

(e)     Anti-Takeover Statutes. No "fair price," "moratorium," "control share acquisition," "supermajority," "affiliate transactions," "business combination," or other similar anti-takeover statute or regulation enacted under any federal, state, local, or foreign laws applicable to the Target is applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

Section 3.04     SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)     SEC Filings. The Target has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the "Target SEC Documents"). True, correct, and complete copies of all Target SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC ("EDGAR"). To the extent that any Target SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Target has made available to Aytu the full text of all such Target SEC Documents that it has so filed or furnished with the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Target SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the "Sarbanes-Oxley Act"), and the rules and regulations of the SEC thereunder applicable to such Target SEC Documents. None of the Target SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Target, none of the Target SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Target SEC Documents. None of the Target's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)     Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Target SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of the Target and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)     Internal Controls. The Target and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Target and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Target and its Subsidiaries are being made only in accordance with appropriate authorizations of the Target's management and the Target Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Target and its Subsidiaries.

(d)     Disclosure Controls and Procedures. The Target's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Target in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Target's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Target required under the Exchange Act with respect to such reports. Neither the Target nor, to the Knowledge of the Target, the Target's independent registered public accounting firm has identified or been made aware of: (i) any "significant deficiency" or "material weakness" (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Target and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Target's management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Target and its Subsidiaries.

(e)     Undisclosed Liabilities. The audited balance sheet of the Target dated as of December 31, 2018 contained in the Target SEC Documents filed prior to the date hereof is hereinafter referred to as the "Target Balance Sheet." Neither the Target nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Target Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Target Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(f)     Off-Balance Sheet Arrangements. Neither the Target nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Target or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(g)     Sarbanes-Oxley and OTC Compliance. Each of the principal executive officer and the principal financial officer of the Target (or each former principal executive officer and each former principal financial officer of the Target, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Target SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Target is also in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of OTC, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(h)     Accounting, Securities, or Other Related Complaints or Reports. Since December 31, 2018: (i) none of the Target or any of its Subsidiaries nor any director or officer of the Target or any of its Subsidiaries has received any oral or written complaint, allegation, assertion, or claim regarding the financial accounting, internal accounting controls, or auditing practices, procedures, methodologies, or methods of the Target or any of its Subsidiaries or any oral or written complaint, allegation, assertion, or claim from employees of the Target or any of its Subsidiaries regarding questionable financial accounting or auditing matters with respect to the Target or any of its Subsidiaries; and (ii) no attorney representing the Target or any of its Subsidiaries, whether or not employed by the Target or any of its Subsidiaries, has reported credible evidence of any material violation of securities Laws, breach of fiduciary duty, or similar material violation by the Target, any of its Subsidiaries, or any of their respective officers, directors, employees, or agents to the Target Board or any committee thereof, or to the chief executive officer, chief financial officer, or general counsel of the Target.

Section 3.05     Absence of Certain Changes or Events. Since the date of the Target Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Target and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)     any Target Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect; or

(b)     any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06     Taxes.

(a)     Tax Returns and Payment of Taxes. The Target and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Target nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Target or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Target has made an adequate provision for such Taxes in the Target's financial statements included in the Target SEC Documents (in accordance with GAAP). The Target's most recent financial statements included in the Target SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Target and its Subsidiaries through the date of such financial statements. Neither the Target nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Target's most recent financial statements included in the Target SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)     Availability of Tax Returns. The Target has made available to Aytu complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Target or its Subsidiaries for any Tax period ending after December 31, 2015.

(c)     Withholding. The Target and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Target Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)     Liens. There are no Liens for material Taxes upon the assets of the Target or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Target's most recent financial statements included in the Target SEC Documents.

(e)     Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Target or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Target or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Target or any of its Subsidiaries.

(f)     Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Target and its Subsidiaries do not file Tax Returns that the Target or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)     Tax Rulings. Neither the Target nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling, memorandum, or binding agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding. No power of attorney with respect to Taxes has been executed or filed with any taxing authority by or on behalf of any of the Target nor any of its Subsidiaries.

(h)     Consolidated Groups, Transferee Liability, and Tax Agreements. Neither Target nor any of its Subsidiaries: (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary, or similar basis, other than the affiliated group the common parent of which is Target; (ii) has any material liability for Taxes of any Person (other than the Target or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state, or foreign Law), as a transferee or successor, by Contract, or otherwise; or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation, or indemnification agreement or arrangement (other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes).

(i)     Change in Accounting Method. Neither Target nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)     Post-Closing Tax Items. The Target and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid, advance payment, or deposit amount received or deferred revenue accrued on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; (v) election under Section 108(i) of the Code made on or prior to the Closing Date, or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law).

(k)     Section 355. Neither Target nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" with respect to any distribution described in Section 355 of the Code preceding the Closing Date.

(l)     Reportable Transactions. Neither Target nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(m)     Intended Tax Treatment. Neither the Target nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Target there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 3.07     Intellectual Property.

(a)     Scheduled Target-Owned IP. Section 3.07(a) of the Target Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Target-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Target-Owned IP.

(b)     Right to Use; Title. The Target or one of its Subsidiaries is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Target-Owned IP, and has the valid and enforceable right to use and practice all other Intellectual Property used or practiced in or necessary for the conduct of the business of the Target and its Subsidiaries as currently conducted and as proposed to be conducted (all of the foregoing, collectively, the "Target IP"), in each case, free and clear of all Liens other than Permitted Liens.

(c)     Validity and Enforceability. The Target and its Subsidiaries' rights in the Target-Owned IP are valid, subsisting, and enforceable. The Target and each of its Subsidiaries have taken reasonable steps to maintain the Target IP and to protect and preserve the confidentiality of all trade secrets included in the Target IP.

(d)     Non-Infringement. (i) The conduct of the businesses of the Target and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Target, and except as disclosed in Section 3.07(d) of the target Disclosure Letter, no third party is infringing upon, violating, or misappropriating any Target IP.

(e)     IP Legal Actions and Orders. Except as disclosed in Section 3.07(e) of the Target Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of the Target, threatened: (i) alleging any infringement, misappropriation, or violation by the Target or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Target-Owned IP or the Target or any of its Subsidiaries' rights with respect to any Target IP. The Target and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use, practicing, or enforcement of any Target-Owned IP.

(f)     Contributors. No past or present director, officer, employee, consultant or independent contractor of the Target or any of its Subsidiaries owns, or has any claim or right (whether or not currently exercisable) to any ownership interest in or to, any Target-Owned IP. The Target and its Subsidiaries have executed valid and enforceable written agreements with each of its and their past and present directors, officers, employees, consultants and independent contractors who were or are engaged in creating or developing for the Target or its Subsidiaries any material Target-Owned IP, pursuant to which such Person has (i) agreed to hold all confidential information included in the Target-Owned IP in confidence and (ii) presently assigned to the Target or its Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Target or its Subsidiaries or in the course of such Person’s employment or retention thereby. There is no material uncured breach by the Target or any of its Subsidiaries or, to the Knowledge of the Target, the counterparty, under any such agreement.

(g)     Government and Academic Resources. Except as disclosed in Section 3.01(g) of the Target Disclosure Letter, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Target-Owned IP. No current or former employee, consultant or independent contractor of the Target or any of its Subsidiaries who contributed to the creation or development of any material Target-Owned IP has, to the Knowledge of the Target, performed services for a Governmental Entity or any university, college, research institute or other educational institution related to the Target or any of its Subsidiaries’ business during a period of time during which such employee, consultant or independent contractor was also performing services for the Target or a Target Subsidiary.

(h)     Target IT Systems. The Target IT Systems are sufficient for the conduct of the Target’s and its Subsidiaries’ businesses. In the past five years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Target IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Target IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements.

(i)     Privacy and Data Security. The Target and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Target's and its Subsidiaries' businesses. In the past five years, the Target and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning the Target's or any of its Subsidiaries' collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to the Target's Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action.

Section 3.08     Compliance; Permits; Restrictions.

(a)     Compliance. The Target and each of its Subsidiaries is and, since January 1, 2015, has been in material compliance with, all Laws or Orders applicable to the Target or any of its Subsidiaries or by which the Target or any of its Subsidiaries or any of their respective businesses or properties is bound, including any Law administered or promulgated by a Drug Regulatory Agency. Since January 1, 2015, no Governmental Entity has issued any notice or notification stating that the Target or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)     Permits. The Target and its Subsidiaries hold, to the Knowledge of the Target, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, "Permits"), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Target or any of its Subsidiaries is pending or, to the Knowledge of the Target, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The Target and each of its Subsidiaries is and, since January 1, 2015, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(c)     There are no proceedings pending or, to the Knowledge of the Target, threatened with respect to an alleged material violation by the Target of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, or any other similar Law administered or promulgated by the FDA or other comparable Governmental Entity responsible for regulation of the quality, identity, strength, purity, safety, efficacy, development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (each, a “Drug Regulatory Agency”).

(d)     The Target holds all required Governmental Authorizations issuable by any Drug Regulatory Agency material to the conduct of the business of the Target as currently conducted, and, as applicable, to the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any Target Products (collectively, the “Target Regulatory Permits”), except where the failure to hold such Target Regulatory Permits would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. Section 3.08(d) of the Target Disclosure Letter lists all Target Products and all Target Regulatory Permits. No Target Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Target and its Subsidiaries are in compliance in all material respects with the Target Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Target Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Target Regulatory Permit. To the Knowledge of the Target, there are no facts that would be reasonably likely to result in any warning letter, untitled letter or other written notice of material violation letter from the FDA.

(e)     The Target is the sole and exclusive owner of all Target Regulatory Permits. The Target has not previously sold or transferred in any manner, in whole or in part, directly or indirectly, any of the Target Regulatory Permits.

(f)     All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Target or any of its Subsidiaries, or in which the Target or any of its Subsidiaries or the Target Products have participated, were and, if still pending, are being conducted in compliance in all material respects to the extent required by the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of the Target or any of its Subsidiaries has been terminated or suspended prior to completion for reasons of lack of safety or material non-compliance with applicable Laws. Since the Target’s incorporation, the Target and its Subsidiaries have not received any written notices or correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Target, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Target or any of its Subsidiaries or in which the Target or any of its Subsidiaries or the Target Products have participated.

Section 3.09     Litigation. Except as disclosed in Section 3.09 of the Target Disclosure Letter, there is no Legal Action pending, or to the Knowledge of the Target, threatened against the Target or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Target, any officer or director of the Target or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Target or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment ("Order") of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. To the Knowledge of the Target, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of the Target, threatened, in each case regarding any accounting practices of the Target or any of its Subsidiaries or any malfeasance by any officer or director of the Target.

Section 3.10     Brokers' and Finders' Fees. Except for fees payable to Stout Risius Ross, LLC (the "Target Financial Advisor") pursuant to an engagement letter listed in Section 3.10 of the Target Disclosure Letter, a correct and complete copy of which has been provided to Aytu, neither the Target nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11     Related Person Transactions. There are, and since January 1, 2015, there have been, no Contracts, transactions, arrangements, or understandings between the Target or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the shares of Target Common Stock, but not including any wholly-owned Subsidiary of the Target, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Target's Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not already been publicly disclosed.

Section 3.12     Employee Matters.

(a)     Schedule. Section 3.12(a) of the Target Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Target or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Target or any of its Subsidiaries (each, a "Target Employee"), or with respect to which the Target or any Target ERISA Affiliate has or may have any Liability (collectively, the "Target Employee Plans").

(b)     Documents. The Target has made available to Aytu correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Target Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Target Employee Plan; (iii) the most recent financial statements for each Target Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Target Employee Plan; (v) the current summary plan description for each Target Employee Plan; and (vi) all actuarial valuation reports related to any Target Employee Plans.

(c)     Employee Plan Compliance. (i) Each Target Employee Plan (including any multiemployer plans within the meaning of Section 3(37) of ERISA (each a "Multiemployer Plan")) has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Target Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Target, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Target no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Target and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Target Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Target Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Target Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Aytu, the Target, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Target, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Target Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of the Target, threatened with respect to any Target Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Target, neither the Target nor any of its Target ERISA Affiliates has engaged in a transaction that could subject the Target or any Target ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA ; and (viii) all non-US Target Employee Plans that are intended to be funded or book-reserved are funded or book-reserved, as appropriate, based on reasonable actuarial assumptions.

(d)     Plan Liabilities. Neither the Target nor any Target ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Target Employee Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Target Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation ("PBGC") which have been timely paid in full, not incurred any liability to the PBGC in connection with any Target Employee Plan covering any active, retired, or former employees or directors of the Target or any Target ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Target Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (iv) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Multiemployer Plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan which could result in any liability of the Target or any Target ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Target Employee Plan has occurred or is expected to occur.

(e)     Certain Target Employee Plans. With respect to each Target Employee Plan:

(i)      no such plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of Section 413(c) of the Code and neither the Target nor any of its Target ERISA Affiliates has now or at any time within the previous six years contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

(ii)     no Legal Action has been initiated by the PBGC to terminate any such Target Employee Plan or to appoint a trustee for any such Target Employee Plan;

(iii)     no Target Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Target or any Target ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code. Except as set forth in Section 3.12(e) of the Target Disclosure Letter, no such plan is subject to the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and no plan listed in Section 3.12(e) of the Target Disclosure Letter has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412, 418(b), or 430 of the Code, and none of the assets of the Target or any Target ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)     no "reportable event," as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Target Employee Plan.

(f)     No Post-Employment Obligations. Except as disclosed in Section 3.12(f) of the Target Disclosure Letter, no Target Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Target nor any Target ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Target Employee (either individually or to Target Employees as a group) or any other person that such Target Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)     Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Target, threatened claims by or on behalf of any participant in any Target Employee Plan, or otherwise involving any Target Employee Plan or the assets of any Target Employee Plan; and (ii) no Target Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)     Section 409A Compliance. Each Target Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)     Health Plan Compliance. Each of the Target and its Subsidiaries complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Target Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)     Effect of Transaction. Except as disclosed in Section 3.12(j) of the Target Disclosure Letter, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Target or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Target to merge, amend, or terminate any Target Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Target Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Target under any Target Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k)     Employment Law Matters. To the Knowledge of the Target, the Target and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration and work authorization with respect to Target Employees, and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Target Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

(l)     Labor. Neither Target nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against the Target or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened, or has occurred in the last two years, and, to the Knowledge of the Target, no material work stoppage, slowdown, or labor strike against the Target or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened, or has occurred in the last two years. None of the Target Employees is represented by a labor organization, work council, or trade union and, to the Knowledge of the Target, there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at the Target or any of its Subsidiaries, or any Target Employees. There are no Legal Actions, government investigations or audits, or labor grievances pending, or, to the Knowledge of the Target, threatened relating to any employment related matter involving any Target Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, failure to verify employee work authorization, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

Section 3.13     Real Property and Personal Property Matters.

(a)     Leased Real Estate. Section 3.13(b) of the Target Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Target has delivered to Aytu a true and complete copy of each such Lease. Except as set forth in Section 3.13(b) of the Target Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Target's or its Subsidiary's possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Target, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Neither the Target nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Target or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Target) a right to use or occupy such Leased Real Estate or any portion thereof.

(b)     Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Target Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Target or any of its Subsidiaries.

(c)     Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, the Target and each of its Subsidiaries are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Target or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens.

Section 3.14     Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect:

(a)     The Target and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Target and its Subsidiaries as currently conducted.

(b)     Neither the Target nor any of its Subsidiaries has disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Target, formerly owned, leased, or operated by it or any of its Subsidiaries or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Target or any of its Subsidiaries, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)     Neither the Target nor any of its Subsidiaries has: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d)     Neither the Target nor any of its Subsidiaries has received written notice of and there is no Legal Action pending, or to the Knowledge of the Target, threatened against the Target or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Neither the Target nor any of its Subsidiaries is subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)      Neither the Target nor any of its Subsidiaries has expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15     Material Contracts.

(a)     Material Contracts. For purposes of this Agreement, "Target Material Contract" shall mean the following to which the Target or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any Leases):

(i)     any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by the Target with the SEC;

(ii)     any employment or consulting Contract (in each case with respect to which the Target has continuing obligations as of the date hereof) with any current or former (A) officer of the Target, (B) member of the Target Board, or (C) Target Employee providing for an annual base salary or payment in excess of $100,000;

(iii)     any Contract providing for indemnification or any guaranty by the Target or any Subsidiary thereof, in each case that is material to the Target and its Subsidiaries, taken as a whole, other than any guaranty by the Target or a Subsidiary thereof of any of the obligations of (1) the Target or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Target that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract;

(iv)     any Contract that purports to limit in any material respect the right of the Target or any of its Subsidiaries (or, at any time after the consummation of the Merger, Aytu or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(v)     any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Target or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(vi)     any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Target or any of its Subsidiaries;

(vii)     any Contract that contains any provision that requires the purchase of all or a material portion of the Target's or any of its Subsidiaries' requirements for a given product or service from a given third party, which product or service is material to the Target and its Subsidiaries, taken as a whole;

(viii)     any Contract that obligates the Target or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any third party or upon consummation of the Merger will obligate Aytu, the Surviving Corporation, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or subject to a "most favored nation" or similar covenant with any third party;

(ix)     any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such Contact solely between the Target and its wholly-owned Subsidiaries or among the Target's wholly-owned Subsidiaries;

(x)     any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $100,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Target;

(xi)     any employee collective bargaining agreement or other Contract with any labor union;

(xii)     any Target IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that (A) can be replaced for less than $5,000 if licensed on a perpetual basis, or less $2,500 per year otherwise, and (B) has not been modified or customized by a third party for the Target or any of its Subsidiaries;

(xiii)     grants a third party development rights or marketing or distribution rights relating to any Target Product and provides for an upfront payment or expected licensing fees in excess of $100,000;

(xiv)     any other Contract under which the Target or any of its Subsidiaries is obligated to make payment or incur costs in excess of $100,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xv)     any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Target and its Subsidiaries, taken as a whole.

(b)     Schedule of Material Contracts; Documents. Section 3.15(b) of the Target Disclosure Letter sets forth a true and complete list as of the date hereof of all Target Material Contracts. The Target has made available to Aytu correct and complete copies of all Target Material Contracts, including any amendments thereto.

(c)     No Breach or Pending Termination. (i) All the Target Material Contracts are legal, valid, and binding on the Target or its applicable Subsidiary and, to the Knowledge of the Target, the counterparties to such Target Material Contracts, enforceable against it and them in accordance with their terms, and are in full force and effect; (ii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Target Material Contract; (iii) neither the Target nor any of its Subsidiaries nor, to the Knowledge of the Target, any third party is in breach, or has received written notice of breach, of any Target Material Contract; and (iv) to the Knowledge of the Target, none of the Target Material Contracts are the subject of any ongoing renegotiation discussions or pending notice of termination.

Section 3.16     Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, all insurance policies of the Target and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the Target reasonably has determined to be prudent, taking into account the industries in which the Target and its Subsidiaries operate, and as is sufficient to comply with applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, neither the Target nor any of its Subsidiaries is in breach or default, and neither the Target nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Except as would not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect and to the Knowledge of the Target: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17     Information Supplied. None of the information supplied or to be supplied by or on behalf of the Target for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Aytu in connection with the Aytu Stock Issuance (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Target for inclusion or incorporation by reference in the joint proxy statement to be filed with the SEC and sent to the Target's stockholders in connection with the Merger and the other transactions contemplated by this Agreement and to the Aytu's stockholders in connection with the Aytu Stock Issuance (including any amendments or supplements thereto, the "Joint Proxy Statement") will, at the date it is first mailed to the Target's and Aytu's stockholders or at the time of the Target Stockholders Meeting or Aytu Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Target with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Target.

Section 3.18     Regulatory Matters.

(a)     As to each Target Product subject to the FDCA, the U.S. Public Health Service Act (“PHS Act”), or similar Laws in any non-United States jurisdiction that is investigated, manufactured, distributed or marketed by Target or its Subsidiaries to be used in humans, to the Knowledge of the Target, each such Target Product is being manufactured, tested, distributed, marketed, sold and stored in material compliance with all applicable requirements under the FDCA, the PHS Act, and similar applicable Laws administered by the applicable Drug Regulatory Agency, including (i) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations and (ii) those Laws relating to good laboratory practices, good clinical practices, investigational use, Human Cell, Tissue and Cellular and Tissue-based Products (HCT/Ps), pre-market clearance or marketing approval to market a Target Product, current good manufacturing practices and quality system requirements, labeling, advertising, record keeping, filing of reports and security, and in material compliance with federal and state fraud and abuse and false claims Laws, privacy Laws, Laws governing gifts and other transfers of value to physicians, and any equivalent applicable Laws and regulations in any non-United States jurisdiction. Further, with regard to each such Target Product, Target, and to the Knowledge of Target, Target’s agents are in material compliance with all United States Laws, and similar applicable Laws in any non-United States jurisdiction, governing the storage, handling, shipment, transfer, import, export, or sale of human cells or tissues. Target has not received any written notice or other written communication from the FDA or any other applicable Governmental Entity (x) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any Target Product or (y) otherwise stating any violation applicable to any Target Product of any applicable Law, including but not limited to any applicable Law governing the storage, handling, shipment, manufacturing, import, export, or sale of human cells or tissues.

(b)     With respect to the Target Products, Target has no material applications (including IND), registrations, licenses, waivers, accreditations, authorizations, approvals, clinical and preclinical data in the possession or control of Target or its Subsidiaries. There is no material written correspondence between Target or its Subsidiaries and the applicable Drug Regulatory Agency (including minutes and official contact reports of communications with any applicable Drug Regulatory Agency). Without limiting the foregoing, Target has made available to Aytu all information about any serious adverse events (as such term is defined in 21 C.F.R. 312.32) in the possession of the Target or any of its Subsidiaries as of the date of this Agreement relating to any Target Product.

(c)     Except as set forth in Section 3.18(c) of the Target Disclosure Letter, no Target Product is under consideration by senior management of Target or its Subsidiaries for recall, withdrawal, removal, suspension, seizure or discontinuation, or has been recalled, withdrawn, removed, suspended, seized or discontinued (other than for commercial or other business reasons) by Target or its Subsidiaries, in the United States or outside the United States (whether voluntarily or otherwise) and, to the Knowledge of the Target, no legal proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuation of any Target Product are pending against Target, its agents or any licensee of any Target Product.

(d)     To the Target’s Knowledge, no Target Product manufactured or distributed by Target is or has been (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Laws), including, but not limited to, applicable requirements of 21 C.F.R. Parts 600, or 1271, (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Laws) or (iii) a product that is in violation of 21 U.S.C. § 355, § 360, § 360e (or similar Laws).

(e)     Neither Target, its Subsidiaries nor, to the Knowledge of Target, any of its officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (10 September 1991) or any similar policy, Law, regulation or procedure of any other Governmental Entity.

(f)     Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect, Target or its Subsidiaries have prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all (i) internal or third-party audits, inspections, investigations or examinations of the Target Product or Target’s business; (ii) adverse event reports; (iii) material patient complaints; (iv) medical incident reports relating to the Target Product; and (v) material corrective and preventive actions.

(g)     Neither Target nor, to the Knowledge of Target, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C.§ 335a(b) or any similar Law. Neither Target nor, to the Knowledge of Target, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the U.S. Social Security Act of 1935, as amended, or any similar Laws.

(h)     Neither Target nor its Subsidiaries have submitted, nor caused to be submitted, any claim for payment to any government healthcare program in connection with any referrals related to any Target Product, or engaged in any other conduct, that violated in any material respect any applicable self-referral Law, including the U.S. Federal Ethics in Patient Referrals Act, 42 U.S.C. §1395nn (known as the “Stark Law”), any anti-kickback Law, any false claims Law, or any other applicable similar state or non-U.S. Law.

(i)     For each study of a Target Product controlled by and, to the Knowledge of Target, for each study of a Target Product not controlled by but sponsored or commissioned by, or conducted at the request of, Target or its Subsidiaries in which human subjects participated, Target or the party conducting the study obtained the informed consent of such human subjects in material compliance with FDA regulations on Protection of Human Subjects, 21 C.F.R. Part 50, the ICH E6 Good Clinical Practice: Consolidated Guidance (1996), and in material compliance with all applicable Laws, statutes, rules, regulations and ordinances, and all amendments to any of the foregoing. All clinical studies conducted by or on behalf of Target or its Subsidiaries were conducted in material compliance with applicable requirements of 21 C.F.R. Parts 54 and 56, and such other Laws governing the conduct of clinical studies.

(j)     Target has operated its business in compliance in all material respects with all applicable Laws, clinical trial protocols, and contractual or other requirements relating to medical records and medical information privacy that regulate or limit the maintenance, use, disclosure or transmission of medical records, clinical trial data, patient information or other personal information made available to or collected by Target in connection with the operation of Target’s business, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Parts 160 and 164 (subparts A and E), the Security Standards at 45 C.F.R. Parts 160 and 164 (subparts A and C), the Standards for Electronic Transactions and Code Sets at 45 C.F.R. Parts 160 and 162 promulgated under HIPAA, the U.S. Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5) (“HITECH”) and HITECH implementing regulations, Directive 95/46/EC and all comparable Laws relating to any of the foregoing (the “Health Care Data Requirements”). Target has implemented in all material respects any confidentiality, security and other measures required by the Health Care Data Requirements. Target is and, to the Knowledge of the Target, has at all times been in compliance in all material respects with the applicable privacy and security requirements of HIPAA and HITECH in conducting Target’s business. As of the date hereof, Target has not, to its Knowledge, suffered any accidental, unauthorized, or unlawful destruction, loss, alteration, or disclosure of, or access to, personal data or suffered a security breach in relation to any other data which it holds. As of the date hereof, no material breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, maintained by or for Target that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and, as of the date hereof, no information security or privacy breach event has occurred that would require notification under any comparable Laws.

Section 3.19     Anti-Corruption Matters. Since January 1, 2015, none of the Target, any of its Subsidiaries or any director, officer or, to the Knowledge of the Target, employee or agent of the Target or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2015, neither the Target nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Target, no Governmental Entity is investigating, examining, or reviewing the Target's compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

Section 3.20     Fairness Opinion. The Target has received the opinion of the Target Financial Advisor (and, if it is in writing, has provided a copy of such opinion to Aytu) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Target Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked, or modified.

Section 3.21     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Target Disclosure Letter), neither the Target nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Target.

Section 3.22     Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, the Target acknowledges and agrees that none of Aytu, Merger Sub or any other Person has made or is making, and the Target expressly disclaims reliance upon, any representations, warranties, or statements relating to Aytu or Merger Sub, express or implied, beyond those expressly given by Aytu and Merger Sub in ARTICLE IV.

ARTICLE IV
Representations and Warranties of Aytu and Merger Sub

Except: (a) as disclosed in the Aytu SEC Documents at least three Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions "Risk Factors," "Forward-Looking Statements," "Quantitative and Qualitative Disclosures About Market Risk," and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Aytu Disclosure Letter that relates to such Section or in another Section of the Aytu Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Aytu and Merger Sub hereby jointly and severally represent and warrant to the Target as follows:

Section 4.01     Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)     Organization; Standing and Power. Each of Aytu and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Aytu and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

(b)     Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Aytu as most recently filed with the Aytu SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Aytu has delivered or made available to the Target a true and correct copy of the Charter Documents of Merger Sub. Neither Aytu nor Merger Sub is in violation of any of the provisions of its Charter Documents.

(c)     Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Aytu have been validly issued and are owned by Aytu, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Aytu. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Aytu does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02     Capital Structure.

(a)     Capital Stock. The authorized capital stock of Aytu consists of: (i) 100,000,000 shares of Aytu Common Stock; and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share, of Aytu (the "Aytu Preferred Stock"). As of the date of this Agreement: (A) 17,688,071 shares of Aytu Common Stock were issued and outstanding (not including shares held in treasury); (B) no shares of Aytu Common Stock were issued and held by Aytu in its treasury; and (C) 3,444,981 shares of Aytu Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Aytu are, and all shares of capital stock of Aytu which may be issued as contemplated or permitted by this Agreement, including the shares of Aytu Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Aytu owns any shares of Aytu Common Stock.

(b)     Stock Awards.

(i)     As of the date of this Agreement, an aggregate of 3,000,000 shares of Aytu Common Stock were reserved for issuance pursuant to Aytu Equity Awards not yet granted under the Aytu Stock Plans. As of the date of this Agreement, 1,607 shares of Aytu Common Stock were reserved for issuance pursuant to outstanding Aytu Stock Options and 2,347,754 shares of Aytu Restricted Shares were issued and outstanding. All shares of Aytu Common Stock subject to issuance under the Aytu Stock Plans, including the Aytu Equity Awards constituting Merger Consideration to be issued pursuant to Section 2.07, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)     Other than the Aytu Equity Awards, as of the date hereof, there are no outstanding (A) securities of Aytu or any of its Subsidiaries convertible into or exchangeable for Aytu Voting Debt or shares of capital stock of Aytu, (B) options, warrants, or other agreements or commitments to acquire from Aytu or any of its Subsidiaries, or obligations of Aytu or any of its Subsidiaries to issue, any Aytu Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Aytu, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Aytu, in each case that have been issued by Aytu or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Aytu, being referred to collectively as "Aytu Securities"). All outstanding shares of Aytu Common Stock, all outstanding Aytu Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Aytu, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)     As of the date hereof, there are no outstanding Contracts requiring Aytu or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Aytu Securities or Aytu Subsidiary Securities. Neither Aytu nor any of its Subsidiaries is a party to any voting agreement with respect to any Aytu Securities or Aytu Subsidiary Securities.

(c)     Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Aytu or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of Aytu or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Aytu or any of its Subsidiaries, are issued or outstanding (collectively, "Aytu Voting Debt").

(d)     Aytu Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Aytu or any of its Subsidiaries convertible into or exchangeable for Aytu Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Aytu; (ii) options, warrants, or other agreements or commitments to acquire from Aytu or any of its Subsidiaries, or obligations of Aytu or any of its Subsidiaries to issue, any Aytu Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Aytu; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Aytu, in each case that have been issued by a Subsidiary of Aytu (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as "Aytu Subsidiary Securities").

Section 4.03     Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)     Authority. Each of Aytu and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Aytu as the sole stockholder of Merger Sub; and (ii) the need to obtain the affirmative vote of a majority of the votes cast of the Aytu Common Stock to the Aytu Stock Issuance (the "Requisite Aytu Vote"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Aytu and Merger Sub and the consummation by Aytu and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Aytu and Merger Sub and no other corporate proceedings on the part of Aytu or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Aytu Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the adoption of this Agreement by Aytu as the sole stockholder of Merger Sub; and (ii) the need to obtain the Requisite Aytu Vote. This Agreement has been duly executed and delivered by Aytu and Merger Sub and, assuming due execution and delivery by the Target, constitutes the legal, valid, and binding obligation of Aytu and Merger Sub, enforceable against Aytu and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b)     Non-Contravention. The execution, delivery, and performance of this Agreement by Aytu and Merger Sub and the consummation by Aytu and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Aytu or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Aytu Vote, conflict with or violate any Law applicable to Aytu or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Aytu's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Aytu or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Aytu or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

(c)     Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Aytu or Merger Sub in connection with the execution, delivery, and performance by Aytu and Merger Sub of this Agreement or the consummation by Aytu and Merger Sub of the Merger, the Aytu Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the States of Delaware and Nevada; (ii) the filing with the SEC of (A) the Joint Proxy Statement in definitive form in accordance with the Exchange Act, (B) the Form S-4, and the declaration of its effectiveness under the Securities Act, and (C) the filing of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Aytu Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under the HSR Act and other Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (v) the Other Governmental Approvals; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

(d)     Board Approval.

(i)     The Aytu Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Aytu duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Aytu Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Aytu and the Aytu's stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Aytu Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the Aytu Stock Issuance be submitted to a vote of the Aytu's stockholders for adoption at the Aytu Stockholders Meeting, and (D) resolved to recommend that Aytu's stockholders vote in favor of approval of the Aytu Stock Issuance (collectively, the "Aytu Board Recommendation").

(ii)     The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Aytu, as the sole stockholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Aytu, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

Section 4.04      SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)     SEC Filings. Aytu has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017 (the "Aytu SEC Documents"). True, correct, and complete copies of all the Aytu SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Aytu SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Aytu SEC Documents. None of the Aytu SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Aytu, none of the Aytu SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Aytu SEC Documents. None of Aytu's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)     Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Aytu SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Aytu and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)     Undisclosed Liabilities. The audited balance sheet of Aytu dated as of June 30, 2018 contained in the Aytu SEC Documents filed prior to the date hereof is hereinafter referred to as the "Aytu Balance Sheet." Neither Aytu nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Aytu Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Aytu Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

(d)     Nasdaq Compliance. Aytu is in compliance with all of the applicable listing and corporate governance rules of Nasdaq, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect.

Section 4.05     Controlled Substances. As to each Aytu product candidate subject to the Controlled Substances Act (21 U.S.C. 801 et. seq.) or similar state Laws regulating opiates and other controlled substances, to the Knowledge of Aytu, each such Aytu product candidate has been and is being manufactured, tested, distributed, marketed, sold and stored in material compliance with all applicable requirements under the Controlled Substances Act or similar state Laws regulating controlled substances.  Aytu has not received any written notice or other written communication from the Drug Enforcement Agency, Department of Justice, or any other applicable Governmental Entity regarding any Aytu product candidate subject to the Controlled Substances Act or similar state Laws regulating controlled substances.

Section 4.06     Absence of Certain Changes or Events. Since the date of the Aytu Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Aytu and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Aytu Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect

Section 4.07     Litigation. There is no Legal Action pending, or to the Knowledge of Aytu, threatened against Aytu or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Aytu, any officer or director of Aytu or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Aytu or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect. To the Knowledge of Aytu, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Aytu, threatened, in each case regarding any accounting practices of Aytu or any of its Subsidiaries or any malfeasance by any officer or director of Aytu.

Section 4.08     Brokers. Neither Aytu, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Target would be liable in connection the Merger.

Section 4.09     Information Supplied. None of the information supplied or to be supplied by or on behalf of Aytu or Merger Sub for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Aytu or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement will, at the date it is first mailed to the Target's and Aytu's stockholders or at the time of the Target Stockholders Meeting or Aytu Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Aytu or Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of Aytu or Merger Sub.

Section 4.10     Ownership of Target Common Stock. Neither Aytu nor any of its Affiliates or Associates "owns" (as defined in Section 203(c)(9) of the DGCL) any shares of Target Common Stock.

Section 4.11     Intended Tax Treatment. Neither Aytu nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Aytu there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 4.12     Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Aytu.

Section 4.13     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Aytu Disclosure Letter), neither Aytu nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Aytu or Merger Sub.

Section 4.14     Disclaimer of Reliance. Notwithstanding anything contained in this Agreement to the contrary, Aytu acknowledges and agrees that none of the Target or any other Person has made or is making, and Aytu and Merger Sub expressly disclaim reliance upon, any representations, warranties, or statements relating to the Target or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Target in ARTICLE III.

ARTICLE V
Covenants

Section 5.01     Conduct of Business of the Target. During the period from the date of this Agreement until the Effective Time, the Target shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Aytu (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Target shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries' business organization, to keep available the services of its and its Subsidiaries' current officers and employees, to preserve its and its Subsidiaries' present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.01 of the Target Disclosure Letter, the Promissory Note, or as required by applicable Law, the Target shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Aytu (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)     amend or propose to amend its Charter Documents;

(b)     (i) split, combine, or reclassify any Target Securities or Target Subsidiary Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Target Securities or Target Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)     issue, sell, pledge, dispose of, or encumber any Target Securities or Target Subsidiary Securities, other than the issuance of shares of Target Common Stock upon the exercise of any Target Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d)     except as required by applicable Law or by any Target Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Target or any of its Subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Target's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Target Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Target Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Target Employee Plan, other than contributions required by Law, the terms of such Target Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person;

(f)     (i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other equity interests in any Subsidiary of the Target; provided, that the foregoing shall not prohibit the Target and its Subsidiaries from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Target IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g)     repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Target or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)     enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Target Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Target Material Contract or Lease with respect to material Leased Real Estate hereunder;

(i)     institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Target or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any Legal Action brought against Aytu or Merger Sub arising out of a breach or alleged breach of this Agreement by Aytu or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Target Balance Sheet; provided, that neither the Target nor any of its Subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Target's business;

(j)     make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)     (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Target Balance Sheet (or most recent consolidated balance sheet included in the Target SEC Documents), (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Target or its Subsidiaries;

(l)     enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)     except in connection with actions permitted by Section 5.05 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Target by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Target with respect to a Target Alternative Transaction or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Aytu, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(n)     abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Target IP, or grant any right or license to any Target IP other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(o)     terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p)     except to the extent expressly permitted by Section 5.05 or ARTICLE VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q)     agree or commit to do any of the foregoing.

Section 5.02     Conduct of the Business of Aytu. During the period from the date of this Agreement until the Effective Time, Aytu shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Target (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.02 of the Aytu Disclosure Letter or as required by applicable Law, Aytu shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Target (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)     amend its Charter Documents in a manner that would adversely affect the Target or the holders of Target Common Stock relative to the other holders of Aytu Common Stock;

(b)     (i) split, combine, or reclassify any Aytu Securities or Aytu Subsidiary Securities in a manner that would adversely affect the Target or the holders of Target Common Stock relative to the other holders of Aytu Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Aytu Securities or Aytu Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c)     acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

(d)     adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(e)     except to the extent expressly permitted by Section 5.05 or ARTICLE VII, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(f)     agree or commit to do any of the foregoing.

Section 5.03     Right of First Refusal on Other Financing. In the event that the Target obtains a commitment for any other financing (either debt, equity, or a combination thereof) which is to close prior to the Effective Time, Aytu shall be entitled to a right of first refusal to enable it to, at Aytu’s option, either: (i) match the terms of the other financing, or (ii) add additional principal to the Promissory Note, in the amount of such other financing, on the same terms and conditions as the Promissory Note. The Target shall deliver to Aytu, at least seven (7) days prior to the proposed closing date of such transaction, written notice describing the proposed transaction, including the terms and conditions thereof, and providing Aytu an option during the seven (7) day period following delivery of such notice to either provide the financing being offered in such transaction on the same terms as contemplated by such transaction, or to add additional principal to the Promissory Note, in the amount of such other financing, on the same terms and conditions as the Promissory Note.

Section 5.04     Access to Information; Confidentiality.

(a)     From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, the Target shall, and shall cause its Subsidiaries to, afford to Aytu and Aytu's Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Target or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Target and its Subsidiaries, and the Target shall, and shall cause its Subsidiaries to, furnish promptly to Aytu such other information concerning the business and properties of the Target and its Subsidiaries as Aytu may reasonably request from time to time. Neither the Target nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Target's representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Aytu or Merger Sub pursuant to this Agreement.

(b)     Aytu and the Target shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c)     From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE VII, Aytu shall, and shall cause its Subsidiaries to, afford to the Target and its Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Aytu or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Aytu and its Subsidiaries, and Aytu shall, and shall cause its Subsidiaries to, furnish promptly to the Target such other information concerning the business and properties of Aytu and its Subsidiaries as the Target may reasonably request from time to time. Neither Aytu nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Aytu’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to the Target pursuant to this Agreement.

Section 5.05     No Solicitation.

(a)     The Target shall not, and shall not cause its respective Subsidiaries to, and shall not authorize or permit its or its respective Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person's "Representatives") to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any proposal for a Target Alternative Transaction or the making of any proposal that could reasonably be expected to lead to any Target Alternative Transaction, or, subject to Section 5.05(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Target or any of its Subsidiaries to, afford access to the business, properties, assets, books, or records of the Target or any of its Subsidiaries to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any proposal for a Target Alternative Transaction; (ii) (A) except where the Target Board makes a good faith determination, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Target or any of its respective Subsidiaries, or (B) approve any transaction under, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL or Section 78 of the NRS; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Target Alternative Transaction (each, an "Acquisition Agreement"). Except as expressly permitted by this Section 5.05, the Target Board shall not effect a Target Adverse Recommendation Change. The Target shall, and shall cause their respective Subsidiaries to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Target Alternative Transaction and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Target and any of its respective Subsidiaries that was furnished by or on behalf of Target or its respective Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)     Notwithstanding Section 5.05(a), prior to the receipt of the Requisite Target Vote, the Target Board, directly or indirectly through any Representative, may, subject to Section 5.05(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited proposal for a Target Alternative Transaction in writing that the Target Board believes in good faith, after consultation with outside legal counsel and the Target Financial Advisor, constitutes a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to Target or any of its respective Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes to Aytu); (iii) following receipt of and on account of a Superior Proposal, make a Target Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders Target to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Target Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Target Board from disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Target Alternative Transaction, if the party determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c)     The Target Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.05(b) unless the Target shall have delivered to Aytu a prior written notice advising Aytu that it intends to take such action. The Target shall notify Aytu promptly (but in no event later than 24 hours) after it obtains Knowledge of the receipt by the Target (or any of its Representatives) of any proposal for a Target Alternative Transaction, any inquiry that could reasonably be expected to lead to a Target Alternative Transaction, any request for non-public information relating to the Target or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Target or any of its Subsidiaries by any third party. In such notice, the Target shall identify the third party making, and details of the material terms and conditions of, any such proposal, indication or request. Target shall keep Aytu fully informed, on a current basis, of the status and material terms of any such proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. Target shall provide Aytu with at least 48 hours prior notice of any meeting of its board of directors, or any committee thereof (or such lesser notice as is provided to the members of its board of directors or committee thereof) at which the Target’s board of directors, or any committee thereof, is reasonably expected to consider any proposal for a Target Alternative Transaction. Target shall promptly provide Aytu with a list of any non-public information concerning Target’s or any of its Subsidiaries' business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Aytu, copies of such information.

(d)     Except as expressly permitted by this Section 5.05, the Target Board shall not effect a Target Adverse Recommendation Change or enter into (or permit any of its respective Subsidiaries to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of: (i) the Requisite Target Vote, the Target Board may effect a Target Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) an Acquisition Agreement, if (A) Target promptly notifies Aytu, in writing, at least five Business Days (the "Superior Proposal Notice Period") before making a Target Adverse Recommendation Change or entering into (or causing one of its Subsidiaries to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that Target has received a proposal for a Target Alternative Transaction that Target’s board of directors (or a committee thereof) intends to declare a Superior Proposal and that it intends to effect a Target Adverse Recommendation Change and/or Target intends to enter into an Acquisition Agreement, (B) Target attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal, (C) Target shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Aytu in good faith to make such adjustments in the terms and conditions of this Agreement so that such proposal for a Target Alternative Transaction ceases to constitute a Superior Proposal, if Aytu, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Superior Proposal Notice Period subsequent to the time that Target notifies Aytu of any such material revision (it being understood that there may be multiple extensions)), and (D) Target’s board of directors (or a committee thereof) determines in good faith, after consulting with outside legal counsel and its financial advisor, that such proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Aytu during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

Section 5.06     Preparation of Joint Proxy Statement and Form S-4.

(a)     Except as set forth in Section 5.06 of the Aytu Disclosure Letter, in connection with the Target Stockholders Meeting and the Aytu Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Target and Aytu shall prepare and file with the SEC the Joint Proxy Statement and Aytu shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement). The Target and Aytu shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. Aytu shall notify the Target promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Aytu Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Aytu and the Target shall use its reasonable best efforts to: (A) cause the Joint Proxy Statement to be mailed to the Target's stockholders and Aytu's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. Aytu shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws, and the rules and regulations thereunder in connection with the issuance of Aytu Stock in the Merger and the CVR’s, and the Target shall furnish to Aytu all information concerning the Target as may be reasonably requested in connection with any such actions.

(b)     Aytu and the Target shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy Statement. Each of Aytu and the Target shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of Aytu and the Target shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy Statement, as applicable, and to cause the Form S-4 or Joint Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Target Common Stock and/or Aytu Common Stock, in each case as and to the extent required by applicable Law.

(c)     Aytu and the Target shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Aytu or the Target, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Joint Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Target Adverse Recommendation Change or Aytu Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 5.05) or the dissemination thereof to the holders of Target Common Stock or Aytu Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy Statement, each of Aytu and the Target shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy Statement, or response (including the proposed final version thereof), and each of Aytu and the Target shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

Section 5.07     Target Stockholders Meeting. The Target shall take all action necessary to duly call, give notice of, convene, and hold the Target Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Target shall mail the Joint Proxy Statement to the holders of Target Common Stock in advance of such meeting. Except to the extent that the Target Board shall have effected a Target Adverse Recommendation Change as permitted by Section 5.05 hereof, the Joint Proxy Statement shall include the Target Board Recommendation. Subject to Section 5.05 hereof, the Target shall use reasonable best efforts to: (a) solicit from the holders of Target Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Target Common Stock required by applicable Law to obtain such approval. The Target shall keep Aytu and Merger Sub updated with respect to proxy solicitation results as requested by Aytu or Merger Sub. Once the Target Stockholders Meeting has been called and noticed, the Target shall not postpone or adjourn the Target Stockholders Meeting without the consent of Aytu (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Target to comply with applicable Law). The Target shall use its reasonable best efforts to cooperate with Aytu to hold the Target Stockholders Meeting on the same day and at the same time as the Aytu Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Target Board makes a Target Adverse Recommendation Change, it will not alter the obligation of the Target to submit the adoption of this Agreement and the approval of the Merger to the holders of Target Common Stock at the Target Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Target Stockholders Meeting.

Section 5.08     Aytu Stockholders Meeting; Approval by Sole Stockholder of Merger Sub.

(a)     Aytu shall take all action necessary to duly call, give notice of, convene, and hold the Aytu Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Aytu shall mail the Joint Proxy Statement to the holders of Aytu Common Stock in advance of the Aytu Stockholders Meeting. Except to the extent that the Aytu Board shall have effected an Aytu Adverse Recommendation Change (if permitted pursuant to Section 5.08(b) below), the Joint Proxy Statement shall include the Aytu Board Recommendation. Aytu shall use reasonable best efforts to: (i) solicit from the holders of Aytu Common Stock proxies in favor of the approval of the Aytu Stock Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Aytu Common Stock required by applicable Law to obtain such approval. Aytu shall keep the Target updated with respect to proxy solicitation results as requested by the Target. Once the Aytu Stockholders Meeting has been called and noticed, Aytu shall not postpone or adjourn the Aytu Stockholders Meeting without the consent of Target (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Aytu to comply with applicable Law). Aytu shall use its reasonable best efforts to cooperate with Target to hold the Aytu Stockholders Meeting on the same day and at the same time as the Target Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

(b)     Aytu may only effect an Aytu Adverse Recommendation Change if the Aytu Board determines in good faith (after consultation with outside legal counsel) that its fiduciary duties would require it to do so in light of facts and circumstances arising after the signing of this Agreement.

(c)     Immediately following the execution and delivery of this Agreement, Aytu, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

Section 5.09     Notices of Certain Events; Stockholder Litigation.

(a)     Notices of Certain Events. The Target shall notify Aytu and Merger Sub, and Aytu and Merger Sub shall notify the Target, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.02(a), Section 6.02(b), or Section 6.02(c) of this Agreement (in the case of the Target and its Subsidiaries) or Section 6.03(a), Section 6.03(b), or Section 6.03(c) of this Agreement (in the case of Aytu and Merger Sub), to be satisfied.

(b)     Target Stockholder Litigation. The Target shall promptly advise Aytu in writing after becoming aware of any Legal Action commenced, or to the Target's Knowledge threatened, after the date hereof against the Target or any of its directors by any stockholder of the Target (on their own behalf or on behalf of the Target) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Aytu reasonably informed regarding any such Legal Proceeding. The Target shall give Aytu the opportunity to consult with the Target regarding the defense or settlement of any such stockholder litigation and shall consider Aytu's views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Aytu (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)     No Effect on Disclosure Letters. In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.09 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by the Target be deemed to amend or supplement the Target Disclosure Letter or constitute an exception to the Target's representations or warranties; or (iii) disclosure by Aytu be deemed to amend or supplement the Aytu Disclosure Letter or constitute an exception to Aytu's or Merger Sub's representations or warranties. This Section 5.09 shall not constitute a covenant or agreement for purposes of Section 6.02(b) or Section 6.03(b).

Section 5.10     Employees; Consultants; Benefit Plans.

(a)     During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee's termination of employment with Aytu and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, Aytu shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Target and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the "Target Continuing Employees") with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Target and its Subsidiaries on the date of this Agreement.

(b)     During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee's termination of employment with Aytu and its Subsidiaries), Aytu shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide certain consultants of the Target and its Subsidiaries who are considered vital to the business of the Target and are identified on Exhibit G hereto (collectively, the "Target Continuing Consultants") with agreements or other arrangements similar to those in effect with the Target prior to the Effective Time.

(c)     Effective no later than the day immediately preceding the Closing Date, the Target shall terminate any Target Employee Plans maintained by the Target or its Subsidiaries that Aytu has requested to be terminated by providing a written notice to the Target at least 30 days prior to the Closing Date; provided, that such Target Employee Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any Target ERISA Affiliate. No later than the day immediately preceding the Closing Date, the Target shall provide Aytu with evidence that such Target Employee Plans have been terminated.

(d)     This Section 5.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.10, express or implied, shall confer upon any Target Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.10. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the Surviving Corporation, Aytu, or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Aytu, or any of their respective Affiliates from terminating the employment of any Target Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.10 shall not create any right in any Target Employee or any other Person to any continued employment with the Surviving Corporation, Aytu, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Target Employee and the Surviving Corporation.

(e)     With respect to matters described in this Section 5.10, the Target will not send any written notices or other written communication materials to Target Employees or the Target Continuing Consultants without the prior written consent of Aytu.

Section 5.11     Directors' and Officers' Indemnification and Insurance.

(a)     Aytu and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Target now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Target or any of its Subsidiaries (each an "Indemnified Party") as provided in the Charter Documents of the Target, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.11 of the Target Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Corporation shall, and Aytu shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Target as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)     The Surviving Corporation shall, and Aytu shall cause the Surviving Corporation to: (i) obtain as of the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend a total premium for such coverage in excess of 300% of the last annual premium paid by the Target or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 5.11(b) of the Target Disclosure Letter (the "Maximum Premium"). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Aytu will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

(c)     The obligations of Aytu, Merger Sub, and the Surviving Corporation under this Section 5.11 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11).

(d)     In the event Aytu, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Aytu or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Target or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.12     Reasonable Best Efforts.

(a)     Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.12), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of the Contingent Value Rights Agreement and any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. With respect to the Contingent Value Rights Agreement, prior to the Effective Time, Target and Aytu shall use reasonable best efforts to cooperate, including by making changes to the form of Contingent Value Rights Agreement, as necessary to ensure that such agreement is in a form reasonably acceptable to the rights agent and that the CVRs will be issued and, if required, registered in a manner compliant with all applicable securities laws. The Target and Aytu shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Target, on the one hand, or Aytu or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Aytu nor the Target shall commit to or agree (or permit any of their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll, or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned, or delayed).

(b)     In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Target, Aytu and Merger Sub shall each use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c)     Notwithstanding anything to the contrary set forth in this Agreement, none of Aytu, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Target may not, without the prior written consent of Aytu, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Target, the Surviving Corporation, Aytu, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Target, the Surviving Corporation, Aytu, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Target, the Surviving Corporation, Aytu, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Aytu, the Target will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Target in the event the Closing occurs.

Section 5.13     Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Target and Aytu. Thereafter, each of the Target, Aytu, and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Target and Aytu (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.13 shall not apply to any release or announcement made or proposed to be made in connection with and related to: (a) a Target Adverse Recommendation Change, (b) an Aytu Adverse Recommendation Change; or (c) any disclosures made in compliance with Section 5.05.

Section 5.14     Anti-Takeover Statutes. If any "control share acquisition," "fair price," "moratorium," or other anti-takeover Law becomes or is deemed to be applicable to Aytu, the Merger Sub, the Target, the Merger, or any other transaction contemplated by this Agreement, then each of the Target and the Target Board on the one hand, and Aytu and the Aytu Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 5.15     Section 16 Matters. Prior to the Effective Time, the Target, Aytu, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a)     any dispositions of shares of Target Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Target who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Target immediately prior to the Effective Time; and

(b)     any acquisitions of Aytu Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Aytu immediately after the Effective Time.

Section 5.16     Stock Exchange Matters.

(a)     Aytu shall use its reasonable best efforts to cause the shares of Aytu Common Stock to be issued in connection with the Merger, shares of Aytu Common Stock to be reserved for issuance upon exercise of Aytu Stock Options and Aytu Restricted Shares, in each case, to be issued pursuant to Section 2.01(b) or Section 2.07, as applicable) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Target and Aytu), subject to official notice of issuance, prior to the Effective Time.

(b)     To the extent requested by Aytu, prior to the Effective Time, the Target shall cooperate with Aytu and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of OTC to enable the delisting by the Surviving Corporation of the shares of Target Common Stock from the OTC markets and the deregistration of the shares of Target Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

Section 5.17     Certain Tax Matters. Each of the Target and Aytu shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to obtain the tax opinions referenced in Section 6.01(k). Neither Target or Aytu shall (and the Target and Aytu shall cause their respective Subsidiaries not to) take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

Section 5.18     Obligations of Merger Sub. Aytu will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.19     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Target or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Target or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Target acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VI
Conditions

Section 6.01     Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)     Target Stockholder Approval. This Agreement will have been duly adopted by the Requisite Target Vote.

(b)     Aytu Stockholder Approval. The Aytu Stock Issuance will have been approved by the Requisite Aytu Vote.

(c)     Listing. The shares of Aytu Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d)     Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e)     Target and Aytu shall have entered into the Contingent Value Rights Agreement.

(f)     Regulatory Approvals. If a filing is required, the waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws.

(g)     No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Aytu Stock Issuance, or the other transactions contemplated by this Agreement.

(h)     Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.01 of the Target Disclosure Letter and Section 6.01 of the Aytu Disclosure Letter and required to consummate the Merger, the Aytu Stock Issuance, and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the States of Delaware and Nevada) shall have been obtained, free of any condition that would reasonably be expected to have a Target Material Adverse Effect or Aytu Material Adverse Effect.

(i)     Employment Agreements. Aytu and each of Bassam Damaj and Ryan Selhorn shall have entered into an employment agreement in the form of the agreements attached hereto as Exhibits C & D.

(j)     Separation Agreement and Consulting Agreements. Aytu and Randy Berholtz shall have entered into a separation agreement and a consulting agreement in the form of the agreements attached hereto as Exhibits E & F.

(k)     Tax Opinion. The Target and Aytu shall have received a written opinion from Potomac Law Group, PLLC dated as of the Closing Date to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinions, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.01(k), such counsel shall be entitled to receive and rely upon customary representation letters from Aytu and the Target.

Section 6.02     Conditions to Obligations of Aytu and Merger Sub. The obligations of Aytu and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Aytu and Merger Sub on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Target (other than in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), and Section 3.10) set forth in ARTICLE III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Target Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect; (ii) the representations and warranties of the Target contained in Section 3.02 shall be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 3.01(a), Section 3.03(a), Section 3.03(b), Section 3.03(d), Section 3.03(e), Section 3.05(a), Section 3.10 and Section 3.20 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)     Performance of Covenants. The Target shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)     Target Material Adverse Effect. Since the date of this Agreement, there shall not have been any Target Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect.

(d)     Officers Certificate. Aytu will have received a certificate, signed by the chief executive officer or chief financial officer of the Target, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c) hereof.

Section 6.03     Conditions to Obligation of the Target. The obligation of the Target to effect the Merger is also subject to the satisfaction or waiver by the Target on or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of Aytu and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.06, Section 4.08, Section 4.08, Section 4.10 and Section 4.10) set forth in ARTICLE IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words "Aytu Material Adverse Effect," "in all material respects," "in any material respect," "material," or "materially") when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, an Aytu Material Adverse Effect; (ii) the representations and warranties of Aytu and Merger Sub contained in Section 4.02 will be true and correct (other than de minimis inaccuracies) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 4.01(a), Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.06, Section 4.08, Section 4.08, Section 4.10 and Section 4.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)     Performance of Covenants. Aytu and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)     Aytu Material Adverse Effect. Since the date of this Agreement, there shall not have been any Aytu Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an Aytu Material Adverse Effect.

(d)     Officers Certificate. The Target will have received a certificate, signed by an officer of Aytu, certifying as to the matters set forth in Section 6.03(a), Section 6.03(b), and Section 6.03(c).

ARTICLE VII
Termination, Amendment, and Waiver

Section 7.01     Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite Target Vote or the Requisite Aytu Vote) by the mutual written consent of Aytu and the Target.

Section 7.02     Termination by Either Aytu or the Target. This Agreement may be terminated by either Aytu or the Target at any time prior to the Effective Time (whether before or after the receipt of the Requisite Target Vote or the Requisite Aytu Vote):

(a)     if the Merger has not been consummated on or before May 15, 2020 (the "End Date"), unless extended by mutual written agreement of the parties; provided, however, that right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)     if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Aytu Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order;

(c)     if this Agreement has been submitted to the stockholders of the Target for adoption at a duly convened Target Stockholders Meeting and the Requisite Target Vote shall not have been obtained at such meeting (unless such Target Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

(d)     if the Aytu Stock Issuance has been submitted to the stockholders of Aytu for approval at a duly convened Aytu Stockholders Meeting and the Requisite Aytu Vote shall not have been obtained at such meeting (unless such Aytu Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof).

Section 7.03     Termination by Aytu. This Agreement may be terminated by Aytu at any time prior to the Effective Time:

(a)     if: (i) a Target Adverse Recommendation Change shall have occurred; or (ii) the Target shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in this Agreement; or

(b)     if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Target set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Aytu shall have given the Target at least 20 days written notice prior to such termination stating Aytu's intention to terminate this Agreement pursuant to this Section 7.03(b); provided further, that Aytu shall not have the right to terminate this Agreement pursuant to this Section 7.03(b) if Aytu or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.04     Termination by the Target. This Agreement may be terminated by the Target at any time prior to the Effective Time:

(a)     if prior to the receipt of the Requisite Target Vote at the Target Stockholders Meeting, the Target Board authorizes the Target, in full compliance with the terms of this Agreement, including Section 5.05 hereof, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided, that the Target shall have paid any amounts due pursuant to Section 7.07(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Target substantially concurrently enters into such Acquisition Agreement; or

(b)     if Aytu shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in this Agreement; or

(c)     if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Aytu or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.03(a) or Section 6.03(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Target shall have given Aytu at least 20 days written notice prior to such termination stating the Target's intention to terminate this Agreement pursuant to this Section 7.04(c); provided further, that the Target shall not have the right to terminate this Agreement pursuant to this Section 7.04(c) if the Target is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 7.05     Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE VII (other than pursuant to Section 7.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 7.05 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this ARTICLE VII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.04(b), this Section 7.05, Section 7.06, and ARTICLE VIII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 7.06     Fees and Expenses Following Termination.

(a)     If this Agreement is terminated by Aytu pursuant to Section 7.03(a) or Section 7.03(b), then the Target shall pay to Aytu (by wire transfer of immediately available funds), within five Business Days after such termination, a fee in an amount equal to the Termination Fee on or prior to the termination of this Agreement;

(b)     If this Agreement is terminated by Target pursuant to Section 7.04(a) then the Target shall pay to Aytu (by wire transfer of immediately available funds), within five Business Days after such termination, a fee in an amount equal to the Termination Fee on or prior to the termination of this Agreement. If this Agreement is terminated by Target pursuant to Section 7.04(b) or Section 7.04(c), then Aytu shall pay to the Target (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee on or prior to the termination of this Agreement

(c)     If this Agreement is terminated by either Party pursuant to Section 7.02(c) and Target had effected a Target Adverse Recommendation Change prior to the Target Stockholders Meeting (including any adjournment or postponement thereof), Target shall pay to Aytu (by wire transfer of immediately available funds) the Termination Fee within five Business Days of such Termination. If this Agreement is terminated by either Party pursuant to Section 7.02(d) and Aytu had effected a Target Adverse Recommendation Change prior to the Aytu Stockholders Meeting (including any adjournment or postponement thereof), Aytu shall pay to Target (by wire transfer of immediately available funds) the Termination Fee within five Business Days of such Termination.

(d)     If this Agreement is terminated by Aytu or Target for any reason other than those mentioned in Section 7.06(a) or Section 7.06(c) above, no Termination Fee shall be payable by either Party.

(e)     The parties acknowledge and hereby agree that the provisions of this Section 7.06 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Target, on the one hand, or Aytu and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 7.06, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys' fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.06 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall the parties be obligated to pay the Termination Fee on more than one occasion.

(f)     Except as expressly set forth in this Section 7.06, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Aytu and the Target shall be equally responsible for all filing fees incurred in connection with the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated by this Agreement.

Section 7.07     Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Target Vote or the Requisite Aytu Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Target Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Target Common Stock without such approval; and (b) following the receipt of the Requisite Aytu Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Aytu Common Stock without such approval.

Section 7.08     Extension; Waiver. At any time prior to the Effective Time, Aytu or Merger Sub, on the one hand, or the Target, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE VIII
Miscellaneous

Section 8.01     Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

"Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to a party hereof than those contained in the Confidentiality Agreement.

"Acquisition Agreement" has the meaning set forth in Section 5.05(a).

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, "control" (including, the terms "controlling," "controlled by," and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

"Affordable Care Act" means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

"Agreement" has the meaning set forth in the Preamble.

"Antitrust Laws" has the meaning set forth in Section 3.03(c).

"Associate" has the meaning set forth in Section 203(c)(2) of the DGCL.

"Aytu" has the meaning set forth in the Preamble.

"Aytu Adverse Recommendation Change" shall mean the Aytu Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Target, the Aytu Board Recommendation; (b) failing to include the Aytu Board Recommendation in the Joint Proxy Statement that is mailed to Aytu's stockholders; (c) recommending another transaction that is an alternative to the Transaction; (d) failing to reaffirm (publicly, if so requested by the Target) the Aytu Board Recommendation within ten Business Days after the date any transaction that is an alternative to the Transaction is first publicly disclosed by Aytu or the Person proposing such transaction; (e) making any public statement inconsistent with the Aytu Board Recommendation; or (f) resolving or agreeing to take any of the foregoing actions.

"Aytu Balance Sheet" has the meaning set forth in Section 4.04(c).

"Aytu Board" has the meaning set forth in the Recitals.

"Aytu Board Recommendation" has the meaning set forth in Section 4.03(d)(i).

"Aytu Common Stock" has the meaning set forth in the Recitals.

"Aytu Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by Aytu and Merger Sub to the Target concurrently with the execution of this Agreement.

"Aytu Equity Award" means an Aytu Stock Option or an Aytu Restricted Share, as the case may be.

"Aytu Material Adverse Effect" means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Aytu and its Subsidiaries, taken as a whole; or (b) the ability of Aytu to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), an Aytu Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which Aytu and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether an Aytu Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on Aytu and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Aytu and its Subsidiaries conduct their businesses.

"Aytu Preferred Stock" has the meaning set forth in Section 4.02(a).

"Aytu Restricted Share" means any Aytu Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Aytu Stock Plan.

"Aytu SEC Documents" has the meaning set forth in Section 4.04(a).

"Aytu Securities" has the meaning set forth in Section 4.02(b)(ii).

"Aytu Stockholders Meeting" means the special meeting of the stockholders of Aytu to be held to consider the approval of the Aytu Stock Issuance.

"Aytu Stock Issuance" has the meaning set forth in the Recitals.

"Aytu Stock Option" means any option to purchase Aytu Common Stock granted under any Aytu Stock Plan.

"Aytu Stock Plans" means the 2015 Stock Option and Incentive Plan, as amended.

"Aytu Subsidiary Securities" has the meaning set forth in Section 4.02(d).

"Aytu Voting Debt" has the meaning set forth in Section 4.02(c).

"Black-Scholes Value" has the meaning set forth in Section 2.01(b)(ii).

"Bloomberg" has the meaning set forth in Section 2.01(b)(ii).

"Book-Entry Share" has the meaning set forth in Section 2.01(c).

"Business Day" means any day, other than Saturday, Sunday, or any day on which banking institutions located in Denver, Colorado are authorized or required by Law or other governmental action to close.

"Cancelled Shares" has the meaning set forth in Section 2.01(a).

"Certificate" has the meaning set forth in Section 2.01(c).

"Certificate of Merger" has the meaning set forth in Section 1.03.

"Charter Documents" means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

"Closing" has the meaning set forth in Section 1.02.

"Closing Date" has the meaning set forth in Section 1.02.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

"Code" has the meaning set forth in the Recitals.

"Confidentiality Agreement" has the meaning set forth in the Recitals.

"Consent" has the meaning set forth in Section 3.03(c).

“Consideration Value” has the meaning set forth in Section 2.01(b)(ii).

“Contingent Value Rights Agreement” means an agreement between Target, Aytu and the rights agent providing for the terms of non-transferable contingent value rights to be issued to Target’s stockholders in connection with the Merger and in the form set forth on Exhibit B hereto (subject to any reasonable revisions that are required by such transfer agent).

"Contracts" means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“CVR” means a non-transferable contingent value right having the rights set forth in the Contingent Value Rights Agreement.

"DGCL" has the meaning set forth in the Recitals.

“Drug Regulatory Agency” has the meaning set forth in Section 3.08(c).

“Dissenting Shares” has the meaning set forth in Section 2.03.

“Dissenting Statute” has the meaning set forth in Section 2.03.

"EDGAR" has the meaning set forth in Section 3.04(a).

"Effective Time" has the meaning set forth in Section 1.03.

"End Date" has the meaning set forth in Section 7.02(a).

"Environmental Laws" means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" has the meaning set forth in Section 3.03(c).

"Exchange Agent" has the meaning set forth in Section 2.02(a).

"Exchange Fund" has the meaning set forth in Section 2.02(a).

"Exchange Ratio" has the meaning set forth in Section 2.01(b)(i).

"Expenses" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Joint Proxy Statement and Form S-4, the filing of any required notices under the HSR Act or Foreign Antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Aytu Stock Issuance, and the other transactions contemplated by this Agreement.

"Foreign Antitrust Laws" has the meaning set forth in Section 3.03(c).

"Form S-4" has the meaning set forth in Section 3.17.

“FDA” has the meaning set forth in Section 3.08(c).

“FDCA” has the meaning set forth in Section 3.08(c).

"GAAP" has the meaning set forth in Section 3.04(b).

"Governmental Entity" has the meaning set forth in Section 3.03(c).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (b) right under any Contract with any Governmental Entity.

"Hazardous Substance" shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"Health Care Data Requirements" has the meaning set forth in Section 3.18(j).

"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended.

"HITECH" has the meaning set forth in Section 3.18(j).

"HSR Act" has the meaning set forth in Section 3.03(c).

"Indemnified Party" has the meaning set forth in Section 5.11(a).

"Intellectual Property" means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof, and all works of authorship protectable by copyright law (including computer software in any form); (c) trade secrets and know-how; (d) patents, patent applications (including provisional patent applications), foreign counterparts or equivalents of any of the foregoing, and any inventions, discoveries, and other innovations that are or may be patentable; (e) internet domain name registrations; and (f) other intellectual property (including databases, algorithms, designs, drawings, processes, formulations, and chemical, biological, toxicological, pharmacological, financial, commercial, and other types of data of a confidential or proprietary nature, whether or not protectable under patent or copyright law) and related proprietary rights.

“Interim Operating Loss” operating losses of Target between June 30, 2019 that occur in the ordinary course.

"IRS" means the United States Internal Revenue Service.

"Joint Proxy Statement" has the meaning set forth in Section 3.17.

“June 30 Net Working Capital Deficit” is negative $2,416,441.

“June 30 Total Liability Balance” is $10,790,892.

"Knowledge" means: (a) with respect to the Target and its Subsidiaries, the actual knowledge of Bassam Damaj, Randy Berholtz or Ryan Selhorn; and (b) with respect to Aytu and its Subsidiaries, the actual knowledge of Josh Disbrow and Dave Green; in each case, after due inquiry.

"Laws" means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

"Lease" shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Target or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Target or any of its Subsidiaries thereunder.

"Leased Real Estate" shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Target or any of its Subsidiaries.

"Legal Action" means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

"Liability" shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

"Maximum Premium" has the meaning set forth in Section 5.11(b).

"Merger" has the meaning set forth in Section 1.01.

"Merger Consideration" has the meaning set forth in Section 2.01(b).

"Merger Sub" has the meaning set forth in the Preamble.

"Merger Sub Board" has the meaning set forth in the Recitals.

"Multiemployer Plan" has the meaning set forth in Section 3.12(c).

"Nasdaq" has the meaning set forth in Section 2.01(d).

"NRS" has the meaning set forth in the Recitals.

"Order" has the meaning set forth in Section 3.09.

"Other Governmental Approvals" has the meaning set forth in Section 3.03(c).

“OTC” means the OTC Markets Group, including the OTCQB Venture Market on which Target’s shares are traded.

"PBGC" has the meaning set forth in Section 3.12(d).

"Permits" has the meaning set forth in Section 3.08(b).

"Permitted Liens" means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; and (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation.

"Person" means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

"PHS Act" has the meaning set forth in Section 3.18(a).

“Promissory Note” has the meaning set forth in the Recitals.

"Representatives" has the meaning set forth in Section 5.05(a).

"Requisite Target Vote" has the meaning set forth in Section 3.03(a).

"Requisite Aytu Vote" has the meaning set forth in Section 4.03(a).

"Sarbanes-Oxley Act" has the meaning set forth in Section 3.04(a).

"SEC" has the meaning set forth in Section 3.03(c).

"Securities Act" has the meaning set forth in Section 3.03(c).

"Stark Law" has the meaning set forth in Section 3.18(h).

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

"Superior Proposal" means a bona fide written proposal for a Target Alternative Transaction with respect to the Target or its Subsidiaries that Target’s board determines in good faith (after consultation with outside legal counsel and Target’s financial advisor) is more favorable from a financial point of view to the holders of Target’s common stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Target Alternative Transaction; (d) the other terms and conditions of such proposal and the implications thereof on Target, including relevant legal, regulatory, and other aspects of such proposal deemed relevant by Target; and (e) any revisions to the terms of this Agreement and the Merger proposed by Aytu during the Superior Proposal Notice Period set forth in Section 5.05(d).

"Superior Proposal Notice Period" has the meaning set forth in Section 5.05(d).

"Surviving Corporation" has the meaning set forth in Section 1.01.

"Target" has the meaning set forth in the Preamble.

"Target Adverse Recommendation Change" shall mean the Target Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to Aytu, the Target Board Recommendation; (b) failing to include the Target Board Recommendation in the Joint Proxy Statement that is mailed to the Target's stockholders; (c) recommending a Target Alternative Transaction; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Target Common Stock within ten Business Days after the commencement of such offer for a Target Alternative Transaction; (e) failing to reaffirm (publicly, if so requested by Aytu) the Target Board Recommendation within ten (10) Business Days after the date any proposed Target Alternative Transaction (or material modification thereto) is first publicly disclosed by the Target or the Person entering into such Target Alternative Transaction; (f) making any public statement inconsistent with the Target Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

"Target Alternative Transaction" means a transaction in which (i) the Target issues securities representing 40% or more of its total fully diluted voting power post-transaction by way of merger or other business combination with Target or any of its Subsidiaries or (ii) Target engages in a merger or other business combination such that the holders of voting securities of Target immediately after the transaction do not own more than 60% of the voting power of securities of the resulting entity on a fully diluted basis.

"Target Balance Sheet" has the meaning set forth in Section 3.04(e).

"Target Board" has the meaning set forth in the Recitals.

"Target Board Recommendation" has the meaning set forth in Section 3.03(d).

"Target Common Stock" has the meaning set forth in the Recitals.

"Target Continuing Employees" has the meaning set forth in Section 5.10(a).

"Target Disclosure Letter" means the disclosure letter, dated as of the date of this Agreement and delivered by the Target to Aytu concurrently with the execution of this Agreement.

"Target Employee" has the meaning set forth in Section 3.12(a).

"Target Employee Plans" has the meaning set forth in Section 3.12(a).

"Target Equity Award" means a Target Stock Option or a Target Restricted Share granted under one of the Target Stock Plans, as the case may be.

"Target ERISA Affiliate" means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Target or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Target Financial Advisor" has the meaning set forth in Section 3.10.

"Target IP" has the meaning set forth in Section 3.07(b).

"Target IP Agreements" means all assignments, licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Target or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

"Target IT Systems" means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Target or any of its Subsidiaries.

"Target Material Adverse Effect" means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Target and its Subsidiaries, taken as a whole; or (b) the ability of the Target to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Target Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Target and its Subsidiaries operate; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Target Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Target and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Target and its Subsidiaries conduct their businesses.

"Target Material Contract" has the meaning set forth in Section 3.15(a).

"Target-Owned IP" means: (a) all Intellectual Property that the Target or any of its Subsidiaries owns or purports to own; and (b) all Intellectual Property for which the Target or any of its Subsidiaries has or purports to have any exclusive license rights.

"Target Preferred Stock" has the meaning set forth in Section 3.02(a).

"Target Product" means Target’s and its Subsidiaries’ current products and product candidates.

"Target Regulatory Permits" has the meaning set forth in Section 3.08(d).

"Target Restricted Share" has the meaning set forth in Section 2.07(b).

"Target SEC Documents" has the meaning set forth in Section 3.04(a).

"Target Securities" has the meaning set forth in Section 3.02(b)(ii).

"Target Stock Option" has the meaning set forth in Section 2.07(a).

"Target Stock Plans" means the following plans, in each case as amended: Innovus Pharmaceuticals, Inc. 2019 Equity Incentive Plan.

"Target Stockholders Meeting" means the special meeting of the stockholders of the Target to be held to consider the adoption of this Agreement.

"Target Subsidiary Securities" has the meaning set forth in Section 3.02(e).

"Termination Fee" means $250,000.

"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Returns" means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Warrants” has the meaning set forth in Section 2.01(d).

"Treasury Regulations" means the Treasury regulations promulgated under the Code.

"Unvested Target Stock Option" has the meaning set forth in Section 2.07(a).

"Vested Target Stock Option" has the meaning set forth in Section 2.07(a).

"Voting Debt" has the meaning set forth in Section 3.02(c).

Section 8.02     Interpretation; Construction.

(a)     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," and the word "or" is not exclusive. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends and does not simply mean "if." A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words "hereof," "herein," "hereby," "hereto," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Target Disclosure Letter and Aytu Disclosure Letter.

(b)     The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.03     Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 8.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 8.04     Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

Section 8.05     Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in any federal court within the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 8.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.06     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.06.

Section 8.07     Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.07):

If to Aytu or Merger Sub, to:	Aytu Bioscience, Inc. 373 Inverness Parkway, Suite 206 Englewood, CO 80112 Attention: Joshua Disbrow

with a copy (which will not constitute notice to Aytu or Merger Sub) to:	Dorsey & Whitney LLP 111 S. Main Street, Suite 2100 Salt Lake City, UT 84111 Attention: Nolan Taylor

If to the Target, to:	Innovus Pharmaceuticals 8845 Rehco Road San Diego, CA 92121 Attention: Bassam Damaj, PhD

with a copy (which will not constitute notice to the Target) to:	Disclosure Law Group 655 West Broadway, Suite 870 San Diego, CA 92101 Attention: Daniel Rumsey

 or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 8.08     Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Target Disclosure Letter, the Aytu Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Aytu Disclosure Letter, and the Target Disclosure Letter (other than an exception expressly set forth as such in the Aytu Disclosure Letter or Target Disclosure Letter), the statements in the body of this Agreement will control.

Section 8.09     No Third-Party Beneficiaries. Except as provided in Section 5.11 hereof (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10     Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.11     Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Aytu or Merger Sub, on the one hand, nor the Target on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Aytu in the case of Aytu and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Target, assign all or any portion of its rights under this Agreement to Aytu or to one or more of Aytu's direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.12     Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 8.13     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TARGET COMPANY

By /s/Bassm Damaj Name: Bassam Damaj Title: President & Chief Executive Officer

AYTU

By /s/Josh Disbrow Name: Josh Disbrow Title: Chairman & Chief Executive Officer

MERGER SUB

By /s/Josh Disbrow Name: Josh Disbrow Title: President & Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

Certificate of Incorporation

SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

EXHIBIT B

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of ____, 2019 (this “Agreement”), is entered into by and among Aytu Bioscience Inc., a Delaware corporation (the “Company”), Vivian Liu as representative of the Holders (the “Holders’ Representative”) and ____________ (the “Rights Agent”).

A.     The Company, Aytu Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), and Innovus Pharmaceuticals, Inc., a Nevada corporation (“Innovus”) have entered into an Agreement and Plan of Merger dated as of September 12, 2019 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Innovus (the “Merger”).

B.     In connection with the effectiveness of the Merger, the Company wishes to create and issue contingent value rights containing the rights described herein to the record holders of the Company Common Stock (as hereinafter defined) as of a record date prior to the effectiveness of the Merger.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

ARTICLE I.
Definitions

1.1	Definitions.

(a)     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)     all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii)     unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

(iii)     the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv)     the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

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(v)     the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b)     The following terms have the meanings ascribed to them as follows:

“Achievement Certificate” has the meaning set forth in Section 2.4(a).

“Acting Holders” means a majority in interest of the Holders, but excluding any Holders that serve or have served as an officer of the Company or on the Company’s Board of Directors.

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means each day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change of Control” means (x) (i) any consolidation or merger of the Company with or into any other corporation or entity or Person or (ii) any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, or (y) any sale of all or substantially all of the assets of the Company.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Consumer Business Unit” means all the product lines and products in development by Innovus and acquired by the Company as a result of the Merger, together with all future products lines developed or acquired primarily as a result of the Merger or primarily developed by Dr. Bassam Damaj.

“CVR Payment Amount” means the amount payable with respect to the relevant Earnout Achievement, as determined on Exhibit A hereto.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment Amount is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Payment Shares” means, for any particular CVR Payment Amount, that number of shares of Common Stock determined by multiplying such CVR Payment Amount by an exchange ratio, which shall be the lesser of (i) one divided by the volume weighted average price of Common Stock as reported by Bloomberg for a twenty (20) day trading period ending on the Share Determination Date that is applicable to the Milestone Period to which the CVR Payment Amount relates, and (ii) .1667.

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“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVR Shortfall” has the meaning set forth in Section 4.5(b).

“CVRs” means the contingent value rights issued by the Company pursuant to this Agreement.

“De Minimis” has the meaning set forth in Section 6.2.

“Effective Time” means the effective time of the Merger, pursuant to the Merger Agreement. The Company shall notify the Rights Agent of the Effective Time promptly after the occurrence thereof.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Buyout Value” has the meaning set forth in Section 6.2.

“Holders’ Representative” means the Holders’ Representative named in the first paragraph of this Agreement, until a successor Holders’ Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holders’ Representative” will mean such successor Holders’ Representative.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (a) jointly by the Holders’ Representative and the Company, or (b) if the parties hereto fail to make a designation, jointly by an independent public accounting firm selected by the Company and an independent public accounting firm selected by the Holders’ Representative.

“Earnout Achievement” means the achievement of one or more of the targets in the various Milestones, as described in Exhibit A hereto.

“Milestone” means each of the five earnout milestones set forth on Exhibit A.

“Milestone Period” means the calendar year-long measurement periods for each Milestone set forth on Exhibit A.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(b).

“Notice of Objection” has the meaning set forth in Section 2.4(c).

“Objection Period” has the meaning set forth in Section 2.4(c).

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“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (viii) if a Holder is holding on behalf of a beneficial owner, a transfer to such beneficial owner or (ix) the transfer of any or all of the CVRs to the Company or an Affiliate of the Company in a privately negotiated transaction or a tender offer.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Pro Rata Share” means each Holder’s pro rata share of a CVR Payment Amount based on the number of CVRs held by such Holder as of the date of the Achievement Certificate (or the date of final determination pursuant to Section 2.4(c), as applicable) as reflected on the CVR Register in proportion to all CVRs issued at any time (regardless of whether or not some CVRs are no longer outstanding due to having been acquired by the Company or for any other reason).

“Revenue Target Achievement” means the achievement of the revenue target associated with a particular Milestone.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Share Determination Date” has the meaning set forth in Section 2.4(d).

“Subsidiary” means any corporation or other entity in which the Company owns at least a majority of the stock or other equity interests.

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“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

ARTICLE II.
Contingent Value Rights

2.1	Authority; Issuance of CVRs; Appointment of Rights Agent.

(a)     The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any government authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by Company of the transactions contemplated hereby.

(b)     The CVRs are a form of Merger Consideration described in the Merger Agreement and will be issued in accordance with the terms and conditions set forth in the Merger Agreement and this Agreement.

(c)     The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

2.2	Nontransferable.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3	No Certificate; Registration; Registration of Transfer; Change of Address.

(a)     The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)     The Rights Agent will keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed CVR Registrar (the “CVR Registrar”) for the purpose of registering CVRs and Permitted Transfers of CVRs as herein provided. Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

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(c)     Subject to the restrictions on transferability set forth in Section 2.2, every request made to effect a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate. Upon receipt of such written request and materials, the CVR Registrar will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid. All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d)     A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register. Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

2.4	Payment Procedures.

(a)     No later than February 28 of the year following the Milestone Period relating to a particular Earnout Achievement, the Company will deliver to the Holders’ Representative and the Rights Agent a certificate (the “Achievement Certificate”), certifying that the Holders are entitled to receive a CVR Payment Amount (and setting forth the calculation of such CVR Payment Amount). A Milestone Period can be used to measure the attainment of more than one Revenue Target Achievement in the following circumstances: if the Consumer Business Unit records any of the annual revenue targets in a Milestone Period that is earlier than the identified Milestone Period for such target, then the Company shall calculate and deliver the applicable CVR Payment Amount also at that earlier time. For example, if the Consumer Business Unit achieves $40 million in revenues in calendar year 2020, then, no later than February 28, 2021, the Company will deliver to the Holders’ Representative and the Rights Agent an Achievement Certificate certifying that the Holders are entitled to receive the CVR Payment Amounts associated with the Revenue Target Achievement for both Milestone 2 and Milestone 3. For the avoidance of doubt, a CVR Payment Amount may be earned only once following the initial Earnout Achievement of each revenue target and no amounts shall be due or payable for subsequent or repeated achievement of the same revenue target.

(b)     If no Earnout Achievement has occurred during a particular Milestone Period, then, as soon as reasonably practicable after the end of such Milestone Period, but in no event later than February 28 of the year following such Milestone Period, the Company will deliver to the Holders’ Representative and the Rights Agent a certificate (the “Non-Achievement Certificate”), stating that no Earnout Achievement occurred.

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(c)     During the period from February 28 to May 31 of each year following a particular Milestone Period (the “Objection Period”), the Holders’ Representative may send a notice (the “Notice of Objection”) to the Rights Agent detailing either their objection to the proposed calculation of the CVR Payment Amount for the prior Milestone Period set forth in the Achievement Certificate or their objection to the Non-Achievement Certificate, in either case by providing a basis for their objection. Following the receipt of a Notice of Objection, the Company shall permit, and shall cause its Affiliates to permit, the Holders’ Representative, and, if requested by the Holders’ Representative, the Independent Accountant, to have access to the records of the Company or its Affiliates as may be reasonably necessary to investigate the basis for the Notice of Objection. Any dispute arising from a Notice of Objection will be resolved in accordance with the procedure set forth in Section 9.10, which decision will be binding on the parties hereto and every Holder. If a Notice of Objection has not been delivered to the Company within the Objection Period for a particular Milestone Period, then the Holders’ Representative will have no right to receive the disputed CVR Payment Amount, and the Company and the Rights Agent will have no further obligations with respect to such CVR Payment Amount.

(d)     If the Company delivers an Achievement Certificate to the Rights Agent, no later than March 20 of the year following the Milestone Period during which an Earnout Achievement was met (the “Share Determination Date”), the Company will deposit with the Rights Agent certificates representing the CVR Payment Shares relating to the applicable CVR Payment Amount (or make appropriate alternative arrangements if uncertificated shares of Common Stock represented by book-entry shares will be issued); provided however, rather than depositing CVR Payment Shares, the Company may at its sole election deposit with the Rights Agent a cash amount (the “Cash Replacement Amount”) reflecting all or a part of the applicable CVR Payment Amount, in which case the number of applicable CVR Payment Shares will be appropriately reduced. In no case shall the sum of (i) the fair value of CVR Payment Shares to be issued and (ii) Cash Replacement Amount be less than the total Milestone Payment Amount. No later than ten (10) calendar days after the applicable Share Determination Date, the Rights Agent will then distribute to each Holder the portion of the CVR Payment Amount that is equal to such Holder’s Pro Rata Share by (i) depositing the applicable number of CVR Payment Shares in the account of such Holder pursuant to procedures communicated by the Rights Agent and (ii) with respect to any Cash Replacement Amount, distributing the applicable amount to each Holder either by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account. Notwithstanding the above, to the extent a Holder’s Pro Rata Share would result in such Holder receiving a fractional share of Common Stock, such Holder shall instead receive a full additional share if the fractional share is .5 or greater and shall forfeit such fractional share if the fractional share is less than .5.

(e)     If a CVR Payment Amount is determined to be payable following a Notice of Objection pursuant to Section 2.4(c) above (whether by agreement of the parties or the decision of an arbitrator under Section 9.10), then within ten (10) Business Days of such determination, the Company will deposit with the Rights Agent certificates representing the applicable CVR Payment Shares (or make appropriate alternative arrangements if uncertificated shares of Common Stock represented by book-entry shares will be issued); provided however, rather than depositing CVR Payment Shares, the Company may at its sole election deposit with the Rights Agent a Cash Replacement Amount reflecting all or a part of the applicable CVR Payment Amount, in which case the number of CVR Payment Shares will be appropriately reduced. In no case shall the sum of (i) the fair value of CVR Payment Shares to be issued and (ii) Cash Replacement Amount be less than the total Milestone Payment Amount. No later than ten (10) Business Days later, the Rights Agent will then distribute to each Holder the portion of the CVR Payment Amount that is equal to such Holder’s Pro Rata Share by (i) depositing the applicable number of CVR Payment Shares in the account of such Holder pursuant to procedures communicated by the Rights Agent and (ii) with respect to any Cash Replacement Amount, distributing the applicable amount to each Holder either by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account. Notwithstanding the above, to the extent a Holder’s Pro Rata Share would result in such Holder receiving a fractional share of Common Stock, such Holder shall instead receive a full additional share if the fractional share is .5 or greater and shall forfeit such fractional share if the fractional share is less than .5.

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(f)     The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, CVR Payment Shares or Cash Replacement Amounts, as applicable, in such amount as the Company or the applicable Affiliate of the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld are paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g)     The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

2.5	No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)     Except for those associated with actual CVR Payment Shares, if and when issued, the CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)     Except for those associated with the actual CVR Payment Shares, if and when issued, the CVRs will not represent any equity or ownership interest in the Company.

(c)     Each Holder acknowledges and agrees to the appointment and authority of the Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Holders’ Representative or the authority or power of the Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including, without limitation, the provisions related to the authority of the Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

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ARTICLE III.
The Rights Agent

3.1	Certain Duties and Responsibilities.

(a)     The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

(b)     All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

3.2	Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)     the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)     whenever the Rights Agent will deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c)     the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)     The Rights Agent shall act hereunder solely as agent for the Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders or the Holders’ Representative;

(e)     in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

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(f)     the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(g)     the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(h)     the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(i)     the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) calendar days after receipt by the Company. The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement. In no event will any expense incurred by the Company pursuant to this Section 3.2 be deducted from any CVR Payment Amount.

3.3	Resignation and Removal; Appointment of Successor.

(a)     The Rights Agent may resign at any time by giving written notice thereof to the Company specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b)     If the Rights Agent will resign, be removed or become incapable of acting, the Company, by way of a Board Resolution, will promptly appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holders’ Representative, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)     The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company. In no event will any expense incurred by the Company pursuant to this Section 3.3 be deducted from any CVR Payment Amount.

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3.4	Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV.
Covenants

4.1	List of Holders.

The Company will furnish or cause to be furnished to the Rights Agent in such form as the Company receives from its transfer agent (or other agent performing similar services for the Company), the names, addresses and shareholdings of registered holders of Common Stock as of the Effective Time. The Rights Agent will share with the Company, upon the Company’s request, a copy of the CVR Register and other information relating to the Holders, including any correspondence, unless the Rights Agent is restricted by law from sharing any such information, in which case the portion protected by law (and only such portion) will be redacted or otherwise subtracted from the materials provided to the Company.

4.2	Payment of CVR Payment Amount.

The Company will duly and promptly issue to Rights Agent the CVR Payment Amount, when and if payable, in shares of Common Stock to be distributed to the Holders in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

4.3	Operating Covenants & Keepwell

(a)     Until the earlier of the termination of this Agreement or December 31, 2024, the Company will account for the results of the Consumer Business Unit pursuant to segment level reporting (whether or not it is in fact reported as a segment of the Company). Such reporting will be done in accordance with GAAP, except that appropriate adjustments for allocations of overhead consisting of those incremental costs incurred by the Company as a result of the Merger and other costs that are intended to fairly reflect the historical costs of the Consumer Business Unit, including any adjustments that may occur in accordance with Section 4.5, shall be applied.

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(b)     Until the earlier of the termination of this Agreement or December 31, 2024, the Company will provide (on the whole) reasonably sufficient commercial support to the Consumer Business Unit to allow it to meet the Revenue Target Achievement for each Milestone Period; provided however, that in any event the Company will not be required to provide more commercial support (on the whole) in any particular Milestone Period and on a proportionate basis relative to the Revenue Target Achievement for that period, than the amount of commercial support (on the whole) provided to such business by Innovus in 2018 relative to the revenue achieved in 2018.

(c)     Until the earlier of the termination of this Agreement or December 31, 2024, the Company will also maintain product registrations, licenses and approvals and respond to queries and challenges and perform marketing activities of core products in a manner consistent with Innovus management of the Consumer Business Unit throughout 2018. After December 31, 2024, Company management will manage such matters in the Consumer Business Unit as they would in the ordinary course of business depending on prospects and expected performance of the Consumer Business Unit and its various product lines. In no event will the Company or its management team operate in bad faith with an intention to undermine the ability of the Consumer Business Unit from achieving the applicable Milestones.

4.4	Books and Records; Holders’ Representative Operating Covenant Review.

The Company shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement. In connection with the Company’s obligations pursuant to Section 4.3, the Holders’ Representative shall have the right to reasonably inspect and review the Company’s compliance with such obligations and, if the Holders’ Representative objects to the Company’s compliance related to Section 4.3, then the Company and the Holders’ Representative shall reasonably negotiate to resolve such dispute; provided, that if such dispute cannot be resolved despite the parties’ best commercially reasonable efforts to resolve such dispute within 15 business days, then the dispute shall be resolved via arbitration pursuant to Section 9.10 hereof.

4.5	Audits.

(a)     In addition to the right of the Holders’ Representative to inspect the records of the Company in connection with a Notice of Objection as set forth in Section 2.4(c), upon the written request of the Holders’ Representative provided to the Company not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period), the Company shall permit, and shall cause its Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company or its Affiliates as may be reasonably necessary to determine the accuracy of the results of the Consumer Business Unit reported by the Company, particularly as it pertains to the achievement or non-achievement, as the case may be, of any Milestones and the payment of any applicable CVR Payment Amounts.  The Company shall, and shall cause to its Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant to calculate and verify the results of the Consumer Business Unit; provided that the Company may, and may cause its Affiliates to, redact documents and information not relevant for such calculation pursuant to this Section 4.5.  The Independent Accountant shall disclose to the Company and the Holders’ Representative any matters directly related to its findings to the extent reasonably necessary to verify the results of the Consumer Business Unit.

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(b)     If the Independent Accountant concludes that a Milestone was achieved for which a Non-Achievement Certificate was previously delivered to the Holders’ Representative and the Rights Agent for which a CVR Payment Amount was properly due but not paid to the Rights Agent, or that any CVR Payment Amount made was in an amount less than the amount due, the Company shall pay the CVR Payment Amount or underpayment thereof to the Rights Agent for further distribution to the Holders plus interest on such amount at the “prime rate” as published in The Wall Street Journal or similar reputable data source from time to time, calculated from when the full CVR Payment Amount should have been paid to the date of actual payment (such amount including interest being the “CVR Shortfall”).  The CVR Shortfall shall be paid within ten (10) Business Days after the date the Independent Accountant delivers to Company and the Holders’ Representative the Independent Accountant’s written report.  The decision of the Independent Accountant shall be final, conclusive and binding on Company and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Company.

(c)     Each Person seeking to receive information from the Company in connection with a review pursuant to this Section 4.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with the Company or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

ARTICLE V.
Amendments

5.1	Amendments Without Consent of Holders.

(a)     Without the consent of any Holders or the Holders’ Representative, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof.

(b)     Without the consent of any Holders or the Holders’ Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i)     to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

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(ii)     to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii)     to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders or the ability of the Consumer Business Unit to achieve the Milestones in any way; or

(iv)     to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to each Holder at its address as it appears on the CVR Register, setting forth in general terms the substance of such amendment.

5.2	Amendments with Consent of Holders.

(a)     Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Holders’ Representative), the Company, when authorized by a Board Resolution, the Rights Agent, the Holders’ Representative and the Acting Holders may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

(b)     Promptly after the execution by the Company, the Holders’ Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Company will deliver a notice thereof to each Holder at its address as it appears on the CVR Register, setting forth in general terms the substance of such amendment.

5.3	Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4	Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. In the event this Agreement is modified in accordance with this Article V, the Rights Agent will, to the extent practicable, deliver to the Holders a notice of such amendment.

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5.5	Amendment Prior to Effective Time.

This Agreement may not be amended prior to the Effective Time without the prior written consent of Innovus.

ARTICLE VI.
Consolidation, Merger, Sale or Conveyance

6.1	Consolidation

(a)     Except as contemplated by the Merger, the Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

(i)     the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) will expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)     the Company has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)     In the event the Company conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, the Surviving Person will be liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed.

6.2	Buyback of De Minimis CVRs.

At any time, the Company will have the right to purchase all the outstanding CVRs of any Holder having a De Minimis amount of CVRs by paying that Holder an amount in cash that is equivalent to the aggregate consideration such Holder would be owed if all future Achievement Certificates were delivered (assuming an exchange ratio of .1667) (such amount, the “Holder Buyout Value”). For purposes of this section, a “De Minimis” amount of CVRs is an amount for which the Holder Buyout Value is less than $100.

6.3	Successor Substituted.

Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

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ARTICLE VII.
Management Discretion; No Fiduciary Duties

7.1     Management of Consumer Business Unit. For the avoidance of doubt, subject to and consistent with its obligations set forth in this Agreement, management of the Company shall have full discretion in management of the Consumer Business Unit in all respects, including without limitation decisions relating to taxes, application of US GAAP, selection of auditor, questions of accounting policy decisions/elections, working capital management, risk management, business opportunities, hiring and terminations of employees and consultants, etc.

7.2     No Fiduciary Duties. Neither the Company’s officers nor its directors owe fiduciary duties of any kind to the Holders of the CVRs.

ARTICLE VIII.

The Holders’ Representative

8.1     Appointment of Holders’ Representative.  To the extent valid and binding under applicable law, the Holders’ Representative is hereby appointed, authorized and empowered to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement, (ii) confirming the satisfaction of the Company’s obligations under this Agreement and (iii) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement.

8.2     Authority.  To the extent valid and binding under applicable law, the appointment of the Holders’ Representative by the Holders in accordance with this Agreement is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. To the extent valid and binding under applicable law, all decisions of the Holders’ Representative shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Holders’ Representative and any document executed by the Holders’ Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon, absent willful misconduct by the Company or the Rights Agent (as such willful misconduct is determined by a final, non-appealable judgment of a court of competent jurisdiction). The Holders’ Representative shall not be responsible, and shall be indemnified by the Holders and the Company, for any loss suffered by, or liability of any kind to the Holders, including as a result of legal action, arising out of any act done or omitted by the Holders’ Representative in connection with the acceptance or administration of the Holders’ Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

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8.3     Successor Holders’ Representative.  The Holders’ Representative may be removed for any reason or no reason by written consent of the Acting Holders. In the event that the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Holders’ Representative for all purposes of this Agreement. The newly-appointed Holders’ Representative shall notify the Company, the Rights Agent and any other appropriate Person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Holders’ Representative as set forth in such written notice. In the event that within 30 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, no successor Holders’ Representative has been so selected, the Company shall cause the Rights Agent to notify the Person holding the largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such Person is the successor Holders’ Representative, and such Person shall be the successor Holders’ Representative hereunder. If such Person notifies the Rights Agent in writing that such Person declines to serve, the Rights Agent shall forthwith notify the Person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or, to the Rights Agent’s actual knowledge, any Affiliate of the Company) that such next-largest-quantity Person is the successor Holders’ Representative, and such next-largest-quantity Person shall be the successor Holders’ Representative hereunder. (And so on, to the extent as may be necessary.) The Holders are intended third party beneficiaries of this Section 8.3. If a successor Holders’ Representative is not appointed pursuant to the preceding procedure within 60 days after the Holders’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Holders’ Representative.

8.4     Termination of Duties and Obligations.  The Holders’ Representative’s duties and obligations under this Agreement shall survive until no CVRs remain outstanding or until this Agreement expires or is terminated pursuant to Section 9.8, whichever is earlier.

ARTICLE IX.
Other Provisions of General Application

9.1     Notices to Rights Agent and Company.

Subject to Section 9.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given: (a) upon personal delivery to the recipient; (b) when sent by email or confirmed facsimile, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

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(a)	if to the Company, to

Aytu Bioscience Inc.

373 Inverness Parkway, Suite 206

Englewood, CO 80112

Attention: Joshua Disbrow

Josh.Disbrow@aytubio.com

with a copy to

Dorsey & Whitney LLP

111 South Main Street

21st Floor

Salt Lake City, UT 84111

Attention: Nolan Taylor, Esq.

Taylor.nolan@dorsey.com

(b)	if to the Holders’ Representative, to

[              ]

with a copy to

[    ]

(c)     if to the Rights Agent, to

[              ]

with a copy to

[    ]

or to such other address as either party has furnished to the other by notice given in accordance with this Section 9.1.

9.2	Notice to Holders.

Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) (i) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, or (ii) if sent via email or email with PDF attachment at email addresses previously confirmed by Holders, in either case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail or email, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

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9.3	Assignment; Third Party Beneficiaries.

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Rights Agent may, without further consent of the other parties hereto, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

9.4	Governing Law.

This Agreement and the CVRs will be governed by the laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction.

9.5	Legal Holidays.

If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

9.6	Severability Clause.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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9.7	Counterparts.

This Agreement may be executed in any number of counterparts and by facsimile signatures, any one of which need not contain the signatures of more than one party and each of which will be an original, but all such counterparts taken together will constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by e-mail transmission in portable digital format (or similar format) will constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by e-mail transmission in portable digital format (or similar format) will be deemed to be their original signatures for all purposes.

9.8	Termination.

This Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of (a) the payment of the last possible CVR Payment Amount due hereunder, (b) if a Notice of Objection is not delivered within the Objection Period relating to the last Milestone for which an Achievement Certificate has not been issued, the expiration of such Objection Period, (c) in the event of the delivery of a Notice of Objection for such last Milestone period, either (i) the final determination in accordance with this Agreement that no further Earnout Achievement has been achieved or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement or (d) the date on which no CVRs are outstanding.

9.9	Entire Agreement.

This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs.

9.10     Arbitration.

Any claim which the Holders’ Representative or the Holders have the right to assert hereunder (including any claims brought by the Acting Holders on behalf of the Holders) will be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Only the Company, the Rights Agent, the Holders’ Representative and/or the Acting Holders may initiate an arbitration for any matter relating to this Agreement. However, in the event of a dispute arising from the delivery of a Notice of Objection, the sole matter to be settled by arbitration will be whether an Earnout Achievement has occurred. The number of arbitrators will be one, and such arbitrator will be selected by the American Arbitration Association. The place of the arbitration will be Denver, Colorado. The arbitrator will be a lawyer or retired judge or accountant with experience in the pharmaceutical industry and with mergers and acquisitions. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties (provided that the Holders’ Representative may disclose to the Holders any such information without the consent of the Company). Any award payable in favor of the Holders or the Rights Agent as a result of arbitration will be distributed to the Holders based on their Pro Rata Share. The Company will pay all fees and expenses of the arbitration, including the costs and expenses billed by the arbitrator in connection with the performance of its duties described herein; provided, however, that if the arbitrator rules in favor of the Company, the arbitrator’s fees and expenses will be offset against any CVR Payment Amount or any other payment to be made thereafter hereunder. Each party will be responsible for its own attorney fees, expenses and costs of investigation.

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9.11	Survival.

Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

9.12	Force Majeure.

Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

9.13	Confidentiality

(a)     Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party. This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by Company.

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(b)     Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent. However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement. Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 9.13.

(c)     Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)     Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Section 9.13, each party will promptly:

(i)     notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)     furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii)     use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

(e)     Costs. Each party will bear the costs it incurs as a result of compliance with this Section 9.13.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Aytu Bioscience Inc.

By:
Name: Josh Disbrow
Title: President and Chief Executive Officer

[Rights Agent]

By:
Name:
Title:

And solely as the Holders’ Representative:

Vivian Liu

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Exhibit A

Earnout Milestones and Payment Amounts

1.

Milestone #1: If the Consumer Business Unit records $24 million in revenue for calendar 2019, the CVR Payment Amount for this Milestone will be $2,000,000 (as such amount may be adjusted pursuant to the Riders below).

2.

Milestone #2: If the Consumer Business Unit records $30 million in revenue for calendar 2020, the CVR Payment Amount for this Milestone will be $1,000,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves break-even in terms of profitability from operations for calendar 2020, then the CVR Payment Amount for this Milestone will be increased by $1,000,000 (as such amount may be adjusted pursuant to the Riders below).

3.

Milestone #3: If the Consumer Business Unit records $40 million in revenue for calendar 2021, the CVR Payment Amount for this Milestone will be $1,000,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves profitability from operations for calendar 2021, then the CVR Payment Amount for this Milestone will be increased by $1,000,000 (as such amount may be adjusted pursuant to the Riders below).

4.

Milestone #4: If the Consumer Business Unit records $50 million in revenue for calendar 2022, the CVR Payment Amount for this Milestone will be $2,500,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves profitability from operations for calendar 2022, then the CVR Payment Amount for this Milestone will be increased by $2,500,000 (as such amount may be adjusted pursuant to the Riders below).

5.

Milestone #5: If the Consumer Business Unit records $75 million in revenue for calendar 2023, the CVR Payment Amount for this Milestone will be $2,500,000 (as such amount may be adjusted pursuant to the Riders below). If the Consumer Business Unit achieves profitability from operations for calendar 2023, then the CVR Payment Amount for this Milestone will be increased by $2,500,000 (as such amount may be adjusted pursuant to the Riders below).

Warrant Rider: If any warrant issued by Innovus prior to the Merger (an “Outstanding Warrant”) is exercised during the term of this Agreement, then the holder of such Outstanding Warrant will be issued one CVR for each share of Common Stock received upon exercise of such Outstanding Warrant and shall become a Holder of CVRs hereunder from that time forward. Any such Holder shall then be entitled to participate with other Holders in receiving its Pro Rata Share of CVR Payment Amounts, but only with respect to any Milestone Earnouts for which the Achievement Certificate is prepared and delivered after the date such Outstanding Warrants are exercised, but shall not be entitled to receive any CVR Payment Amount for any Earnout Achievement for which the Achievement Certificate has already been delivered.

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Litigation Rider: To the extent that the Company’s costs (including any legal fees, judgments, settlement payments, etc.) in connection with or relating to the matters referenced in the letter to Innovus from the Marin County District Attorney’s Office on August 24, 2018 exceed $300,000, the Company may in its discretion reduce one or more CVR Payment Amounts to offset such excess amounts. Additionally, to the extent that the Company’s costs (including any legal fees, judgments, settlement payments, etc.) in connection with or relating to the current dispute with Hikma Pharmaceuticals exceed $500,000, excluding the costs of purchasing a reasonable supply of FlutiCare expected to be sold in the ordinary course, the Company may in its discretion reduce one or more CVR Payment Amounts to offset such excess amounts.

Anti-dilution Rider: Notwithstanding the exchange ratio calculations in 1-5 above, if the Company at any time or from time to time during the term of this Agreement effects a subdivision or combination of its Common Stock, then the exchange ratios determined after such subdivision or combination shall be proportionately decreased or increased, as appropriate.

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EXHIBIT C

Form of Employment Agreement for Bassam Damaj

EXHIBIT D

Form of Employment Agreement for Ryan Selhorn

EXHIBIT E

Form of Separation Agreement for Randy Berholtz

EXHIBIT F

Form of Consulting Agreement for Randy Berholtz

EXHIBIT G

Target Continuing Consultants

EXHIBIT H

Calculation of (i) Closing Total Liability Balance and (ii) Adjustment Closing Total Liability Balance (*)

EXHIBIT I

Calculation of (i) Closing Net Working Capital Deficit and (ii) Adjusted Net Working Capital Deficit (*)